Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

CES Software PLC,

a corporation organized under the laws of the United Kingdom; and

SJ Acquisition Corporation,

a corporation organized under the laws of Delaware and a wholly-owned subsidiary of CES

Software PLC;

on the one hand

and

eUniverse, Inc. (d/b/a Intermix Media),

a corporation organized under the laws of Delaware; and

GameUniverse, Inc.,

a corporation organized under the laws of Delaware and a wholly-owned subsidiary of

eUniverse, Inc.

on the other hand.

Dated as of June 30, 2004

[Asterisks denote confidential materials that are omitted and filed separately with the Securities and Exchange Commission.]

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 30, 2004, by and among CES Software PLC, a United Kingdom corporation (“Parent”), SJ Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”) on the one hand, and eUniverse, Inc. (d/b/a Intermix Media), a Delaware corporation (“eUniverse”) and GameUniverse, Inc., a Delaware corporation (“GameUniverse”) (eUniverse and GameUniverse collectively, the “Seller”) on the other hand.

RECITALS

A. Seller is engaged in the business of online cash-prize, skill-based gaming via an operational division currently known as its SkillJam Division (excluding the Excluded Assets, as defined below, the “Business”); and Parent and Purchaser are interested in purchasing, and Seller is interested in selling, the Business; and

B. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Parent and Purchaser desire that Purchaser purchase from Seller, the Assets (as defined below) in exchange for cash and assumption of the Assumed Liabilities (as defined below), all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS.

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“‘[**].” shall mean U.S. Patent No. [**] and patents issuing off of continuation applications.

“Acquisition.” shall mean any transaction or series of transactions involving any sale, lease, exchange, transfer, license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that consitute or account for ten percent (10%) or more of the consolidated net revenues, net income or assets of the Business, including the sale or other disposition, whether through merger, consolidation or otherwise, of GameUniverse.

“Acquisition Proposal.” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent or any Affiliate of Parent) contemplating or otherwise relating to any Acquisition.

“Affiliate.” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

“Ancillary Agreements.” shall mean (i) the Assignment and Assumption Agreement set forth as Exhibit A hereto (the “Assignment Agreement”); (ii) the Bill of Sale and Assignment of Assets set forth as Exhibit B hereto (the “Bill of Sale”); (iii) the Domain Name Transfer Agreement set forth as Exhibit C (the “Domain Name Transfer Agreement”); (iv) the Patent Assignment Agreement set forth as Exhibit D (the “Patent Assignment Agreement”), and (v) the Shareholder Irrevocable Undertaking set forth as Exhibit E (the “Voting Agreement”).

“Assumed Contracts.” shall mean only those Contracts listed on Schedule 1.1, as such schedule may be updated through the Closing Date to include Contracts entered into in the ordinary course of business and subject to review and approval of Parent.

“Business Employees.” shall mean those persons who have performed in the past or currently perform services for the Business, including those persons who currently perform services for the Business as listed on Schedule 1.1 attached hereto.

“Business Products.” shall mean the Software Platform and all Software Games.

“Business Records.” shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Business, the Assets or the Assumed Liabilities.

“Business Sites.” shall mean those public sites on the World Wide Web operated by or for the Business, whether for itself or third parties, listed on Schedule 1.1.

“Cash Accounts.” shall mean cash equal to the amount of Customer Deposits.

“Cash and Prize Expenses.” shall mean the sum total of all cash and the cost of all other prizes awarded to European End Users through Pay to Play Games.

“Code.” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Software Programs.” shall mean third party software tools and applications that are both (a) ”off the shelf” or widely available under standard terms and conditions through regular distribution channels at a cost not exceeding $10,000 in aggregate, and (b) used by Seller in the ordinary course of business for performing business functions such as accounting, word processing, or similar business tasks or for developing software, but excluding third party software tools and applications that are incorporated into Business Products.

“Confidential Information.” shall mean any information about Seller which is (i) stamped “confidential”, (ii) identified as such to Parent by Seller promptly following disclosure, or (iii) inherently confidential by its nature or the nature of its disclosure, unless (a) such information is already known to Parent, Purchaser or their representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Parent, Purchaser or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required in connection with legal proceedings, or its disclosure is otherwise required under applicable law.

“Contracts.” shall mean all agreements (including equipment leases), licenses, terms and conditions, evidences of indebtedness, security agreements, contracts and arrangements (written or oral) pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Business, the Assumed Liabilities or the Assets.

“Customer Deposits.” shall mean liabilities to the end users of the Software Games equal to the amount of customer deposits arising in the Business as of the Closing Date.

“Deductions.” shall mean all amounts deducted in favor of European Customers pursuant to agreements with such European Customers in connection with the operation of Pay to Play Games and the distribution of Downloaded Software.

“Dispute Period.” means the period ending thirty (30) days following receipt by an Indemnifying Party of an Indemnity Notice, Claim Notice or [**].

“Downloaded Software.” shall mean software made available by Parent and/or Purchaser for end users to download via the Internet.

“Encumbrances.” shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

“ERISA.” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“European Customers.” shall mean Persons with a principal place of business in Europe.

“European End Users.” shall mean individuals residing in Europe, as determined by registration data provided by such individuals.

“Financing.” shall mean the Parent’s sale and issuance of its securities pursuant to the private placement in connection with which CIBC World Markets has been engaged by Parent, the proceeds of which are to be used, in part, to finance the transactions contemplated hereby.

“GAAP.” shall mean generally accepted accounting principles, as in effect in the United States from time to time, as supplemented by Regulation S-X as promulgated by the United States Securities and Exchange Commission, as in effect from time to time, consistently applied.

“Governmental Entity.” shall mean any court, or any federal, foreign, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

“Intangibles” shall mean guarantees, rights, warranties, defenses and claims (other than litigation claims described in Section 2.3(g)), choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Seller relating to the Assets, the Assumed Liabilities or the Business.

“Knowledge.” or “Known” shall mean the current actual knowledge, after reasonable inquiry, of Seller, or Parent or Purchaser, as applicable.

“Laws or Decrees.” shall mean all applicable federal, state, and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

“Liability.” shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

“Losses.” shall mean any loss, demand, action, cause of action, assessment, damage, Liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.

“Material Adverse Change.” shall mean any material adverse change in the condition (financial or otherwise), results of operations, business, properties, assets (tangible or intangible), Liabilities, revenues or operations of such entity.

“Material Adverse Effect.” shall mean any material adverse effect on the condition (financial or otherwise), results of operations, business, properties, assets (tangible or intangible), Liabilities, revenues or operations, whether or not occurring in the ordinary course of business, of such entity.

“Merchant Account.” shall mean a specialized facility enabling the owner to process online credit card transactions from customers through an acquiring bank.

“Net Revenue from European Operations.” shall mean (a) all gross cash receipts of Parent and/or Purchaser in accordance with GAAP (i) from European End Users for Pay to Play Games and Downloaded Software, (ii) from the operation of the Software Platform on behalf of European Customers, and (iii) development and licensing fees paid by European Customers, less (b) the sum total of (i) all Cash and Prize Expenses, (ii) all Deductions, and (iii) amounts paid to European Customers under agreements for the operation by Parent and/or Purchaser of Pay to Play Games using the Hosted Gaming Platform, including without limitation amounts paid for partner marketing fees.

“[**] Litigation.” shall mean any and all claims, actions, suits, litigation, proceedings, arbitrations or investigations currently existing or which may arise out of, result from, be caused by or attributable to the action entitled [**], however such action may be amended from time to time.

“Pay to Play Games.” shall mean online games where users pay to compete in head-to-head or tournament style gaming competitions for cash or other prizes.

“Permits.” shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the Business, the Assets or the Assumed Liabilities.

“Permitted Encumbrances.” shall mean (a) liens for current taxes which are not past due or which are being contested in good faith and listed on Schedule 1.1 , (b) liens described in any schedule hereto which secure Assumed Liabilities, and (c) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, (d) any statutory lien arising in the ordinary course of business by operation of law with respect to a Liability that is not yet due or delinquent and (e) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the Business, its Assets, or the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business.

“Person.” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Premises.” shall mean 6300 Wilshire Boulevard, Suite 1700, Los Angeles, California 90048, being the location where the offices of the Business are located, and all fixtures and improvements associated herewith.

“Privacy Statements.” shall mean, collectively, any and all privacy policies published on the Business Sites regarding the collection, retention, use and distribution of the personal information of individuals who visit the Business Sites.

“Real Property Lease.” shall mean the sublease of the Premises as to which Seller is the sublessee.

“Software Games.” shall mean those software games identified in Schedule 1.1 and (i) all related source code (in all forms), object code, program descriptions, databases, interfaces, modifications, updates, upgrades, custom modules and enhancements to past and current versions of such software, and all related documentation and information, and all preceding versions, and all works in progress or under development for use in the Business; and (ii) all related design and code documentation, and other software, methodologies and processes required to create, operate or maintain the software games.

“Software Platform.” shall mean the gaming platform software identified in Section 1.1, including, with respect to such software, and (i) source code (in all forms), object code, program descriptions, databases, interfaces, modifications, updates, upgrades, custom modules and enhancements to past and current versions of such software, and all related documentation and information, and all preceding versions and works in progress or under development; and (ii) all related design and code documentation, and other software, methodologies and processes required to create, operate or maintain such platform software.

“Solvent.” shall mean, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances

“Tangible Assets” shall mean all tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings used solely in the conduct of the Business, as listed on Schedule 1.1.

“Tax” shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, relating to the Assets or the Business.

“Terms and Conditions.” shall mean any and all of the visitor terms and conditions published on the Business Sites governing Individuals’ use of and access to the Business Sites.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Assets	2.2
Assumed Liabilities	2.4(a)
Business	Recital A
Business Customers	4.12(c)
Business Financial Statements	4.9
Business IP Employees	4.11(h)
Business Patent Applications	4.11(c)(i)
California Bulk Sales Act	4.8
Cash Payment	2.6
Claim Notice	12.3(b)(i)
Closing	3.1
Closing Date	3.1
COBRA	4.11(e)
Copyrights	4.11(a)(iii)

Deducted Amount	12.4
[**]
Defenses and Claims	2.4(b)
Disputed Claim	12.3(c)
[**]
Domain Names	4.11(a)(v)
EGM Circular	7.7(a)
ERISA Affiliate	4.21(a)
Earn-Out	2.6(b)
Earn-Out Payments	2.6(b)
Escrow Agent	13.2
Excluded Assets	2.3
Excluded Liabilities	2.5
Expiration Date	12.1(b)
Extraordinary General Meeting	7.8
Financing Claims	8.1
HIPAA	4.21(e)
Indemnification Floor	12.2(c)(i)
Indemnifiable Losses	12.2(b)
[**]
Indemnification Claim	12.2(c)
Indemnified Party	12.2(c)(i)
Indemnifying Party	12.2(c)(i)
Indemnity Notice	12.3(a)
Initial Allocation	2.7(a)
Intellectual Property	4.11
Issued Patents	4.11(a)(i)
JAMS	12.3(b)
Master Lease	4.13
Parent Financial Statements	5.10(a)
Parent’s Confidential Information	8.1
Parent’s Indemnifiable Losses	12.2(a)
Patent Applications	4.11(a)(ii)
[**]
[**]
[**]
[**]
[**]
Patents	4.11(a)(ii)
Property Taxes	10.3
Purchase Price	2.6
Purchaser Compliance Certificate	9.2(a)
Purchaser Group	12.2(a)
Release Date	13.3(b)
Returns	4.20
Revised Allocation	2.7(a)

Right of Offset	12.4
Seller Compliance Certificates	9.3(a)
Seller Employee Plans	4.21(a)
Seller Financial Statements	4.9(c)
Seller Group	12.2(b)
Seller Intellectual Property	4.11(c)
Seller International Employee Plans	4.21(a)
Seller’s Indemnified Persons	8.1
Seller’s Indemnifiable Losses	12.2(b)
Seller SEC Documents	4.9(c)
Termination Date	13.3(a)
Third Party Claim	12.3(b)(i)
Third Party Intellectual Property	4.11(d)
Trademarks	4.11(a)(iv)
Transaction	Recital B
Transaction Agreements	4.3
Transaction Taxes	10.3(a)
Undisputed Claim	12.4
[**]

ARTICLE II

PURCHASE AND SALE OF ASSETS;

ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets and Assumption of Assumed Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

(i) Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Parent and Purchaser agree that Purchaser will purchase from Seller, all of Seller’s right, title and interest in and to the Assets, free and clear of all Encumbrances except Permitted Encumbrances;

(ii) Seller agrees to assign to Purchaser, and Parent and Purchaser agree that Purchaser will assume from Seller, the Assumed Liabilities; and

(iii) Seller agrees to assign to Purchaser, and Parent and Purchaser agree that Purchaser shall assume from Seller, all of Seller’s rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto.

(b) In connection with the Transaction, on the Closing Date, Seller shall take (and shall cause its Affiliates to take) any and all actions that may be required, or reasonably requested by Parent, to transfer good and marketable title to all of the Assets free and clear of all

Encumbrances (except Permitted Encumbrances) to Purchaser. Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Parent, and Seller shall further deliver to Parent and Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Parent, including the Ancillary Agreements, in order to convey to Purchaser good and marketable title to all Assets, free and clear of all Encumbrances (except Permitted Encumbrances), as well as such other instruments of sale and/or transfer as counsel to Parent may reasonably request (whether at or after the Closing Date) to evidence and effect the Transaction contemplated herein, provided that the Cash Accounts shall be transferred pursuant to Section 6.10. Seller agrees that, to the extent any Assets are owned or held by any Affiliate of Seller, Seller shall also cause good and marketable title to such Assets to be transferred and assigned to Purchaser free and clear of all Encumbrances (except Permitted Encumbrances) on the Closing Date.

2.2 Assets. As used in this Agreement, the term “Assets” means, collectively, all right, title and interest in and to all of the following assets, but excluding the Excluded Assets (as defined below):

(a) Goodwill. The goodwill associated with the Business;

(b) Assumed Contracts. All rights and benefits of Seller arising from and after the Closing Date under the Assumed Contracts;

(c) Intellectual Property. All Seller Intellectual Property (as defined below), including the Software Games and Software Platform;

(d) Tangible Assets. All Tangible Assets;

(e) Business Records. All Business Records, provided that to the extent any of the Business Records are either (i) used in connection with any of Seller’s businesses other than the Business or (ii) are required by Laws or Decrees to be retained by Seller, Seller may deliver photostatic copies or other reproductions from which information solely concerning Seller’s businesses other than the Business has been deleted;

(f) Permits. All Permits to the extent transferable by Seller;

(g) Intangibles. All Intangibles;

(h) Cash Accounts. All Cash Accounts; and

(i) Telephone and Fax Numbers. The telephone and fax numbers set forth on Schedule 2.2(n).

2.3 Excluded Assets. Notwithstanding anything herein to the contrary, eUniverse shall retain all of its right, title and interest in and to, and neither Purchaser nor Parent shall acquire any interest in, the assets, properties, rights and claims of eUniverse which are not used [solely] by eUniverse in the conduct of the Business, including without limitation the following (the “Excluded Assets”):

(a) Cash. Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents, other than the Cash Accounts;

(b) Insurance. Life insurance policies of officers and other employees of Seller and all other insurance policies relating to the operation of the Business;

(c) Employee Benefit Plans. All assets owned or held by any Seller Employee Plans;

(d) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

(e) Corporate Records. The minute books, stock transfer books and corporate seal of Seller;

(f) Litigation Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the Closing Date, except for Defenses and Claims (as defined in and pursuant to Section 2.4(b) below);

(g) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which expressly are not assumed by Purchaser, as the case may be, pursuant to Section 2.4;

(h) Merchant Accounts.

(i) Intellectual Property. All Intellectual Property listed on Schedule 4.11 as excluded Intellectual Property; and

(j) Seller’s rights under this Agreement.

2.4 Assumption of Liabilities.

(a) Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser or Parent, as the case may be, agrees to assume from Seller and to thereafter pay, perform and/or otherwise discharge in a timely manner only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) Liabilities arising from and after the Closing Date under the Assumed Contracts other than (A) Liabilities arising from any tort, infringement or violation of law by Seller that occurred (or arose from facts occurring) prior to the Closing Date, and (B) Liabilities arising from any performance, payment, breach or default of any Assumed Contracts to the extent occurring (or arising from facts and/or activities occurring) prior to the Closing Date; and

(ii) Customer Deposits.

(b) Nothing herein shall be deemed to deprive Parent or Purchaser, as applicable, or any Affiliate of Parent or Purchaser, as applicable, of any defenses, set-offs or counterclaims which Seller may have had or which Parent, Purchaser, as applicable, or any Affiliate of Parent or Purchaser, as applicable, shall have (to the extent relating to the Assumed Liabilities or Assumed Contracts) to any of the Assumed Liabilities (the “Defenses and Claims”). Effective as of the Closing, Seller agrees to assign, transfer and convey to Parent and Purchaser all Defenses and Claims and agrees to cooperate with Parent or Purchaser, as applicable, to maintain, secure, perfect and enforce such Defenses and Claims.

2.5 Liabilities Not Assumed. Neither Parent or Purchaser shall be the successor to Seller, and, except as expressly set forth in Section 2.4 above, neither Parent nor Purchaser shall assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for all Liabilities other than Assumed Liabilities (collectively referred to herein as “Excluded Liabilities”), including:

(a) Any Liability arising out of or as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time to the extent arising out of facts occurring prior to the Closing Date;

(b) Any Liability arising out of or as a result of the Patent Litigation;

(c) Any Liability of the Seller for unpaid Taxes (with respect to the Business, the Assets, or Seller’s employees or otherwise), any liability of the Seller for Taxes arising in connection with the consummation of the Transaction (including any income Taxes) arising because the Seller is transferring the Assets or any liability of the Seller for the unpaid Taxes of any Person other than the Seller, or a transferee or successor of Seller, by contract or otherwise;

(d) Any Liabilities related to or arising from any breach or default by Seller or its Affiliates, whether before or after the Closing Date, of any Contract or related to or arising from any tort, infringement or violation of Laws or Decrees by Seller, in each case to the extent occurring or arising from facts occurring on or prior to the Closing Date;

(e) Any Liability of Seller or any of Seller’s Affiliates incurred in connection with or under this Agreement (including, without limitation, with respect to any of Seller’s or its Affiliates’ representations, warranties, agreements, covenants or indemnities hereunder) relating to the execution or performance of this Agreement and the transactions contemplated herein;

(f) Any Liability of Seller under any of Seller’s Employee Plans with respect to any obligation of Seller to contribute or to make payments to or provide benefits on behalf of Seller’s employees;

(g) Any fees or expenses incurred by Seller or any of Seller’s Affiliates or hereunder with respect to Seller’s or any of its Affiliates’ engagement of its counsel or with respect to any broker, finder, investment banker, appraiser or accounting firm engaged by Seller or any of Seller’s Affiliates, or pursuant to the terms of any agreement between Seller or any of Seller’s Affiliates with any such third party;

(h) Any outstanding obligations of Seller for borrowed money due and owing to banks or other lenders or lessors, other than obligations under the Assumed Contracts to the extent assumed pursuant to Section 2.4(a);

(i) Any Liability of Seller not related to the Business; or

(j) Except as otherwise provided in Section 2.4, all Liabilities arising out of, relating to or with respect to the Assets or the operation of the Businesses for all periods up to and including the Closing Date.

2.6 Purchase Price.

(a) The aggregate consideration for the Business and the Assets shall be (i) the assumption of the Assumed Liabilities pursuant to Section 2.4, (ii) $8,000,000 ((the “Cash Payment”), and (iii) the Earn-Out (as defined below) (the assumption of Assumed Liabilities, Cash Payment and Earn-Out, collectively the “Purchase Price”). At Closing the Cash Payment shall be paid directly to Seller by wire transfer of immediately available funds.

(b) As partial consideration for the transfer of the Assets by Seller to Purchaser, Parent shall, on the forty-fifth (45th) day after the end of each fiscal quarter commencing with the quarter ending on March 31, 2005, pay to eUniverse a percentage of the Net Revenue from European Operations for each period set forth below (the “Earn-Out Payments”), subject to the provisions of Section 12.4. The percentage of Net Revenue from European Operations payable by Parent to Seller as an Earn-Out Payment shall be as follows: (a) thirty percent (30%) of the Net Revenue from European Operations for the quarters during the period commencing on January 1, 2005 and ending on December 31, 2005, (b) twenty percent (20%) of the Net Revenue from European Operations for the quarters during the period commencing on January 1, 2006 and ending on December 31, 2006, and (c) ten percent (10%) of the Net Revenue from European Operations for the quarters during each consecutive quarterly period thereafter, commencing on January 1, 2007 and ending on December 31, 2009 (the “Earn-Out”).

(c) With each Earn-Out Payment, Parent shall send to eUniverse a written report setting forth the Net Revenue from European Operations and the amount of the Earn-Out Payment due to eUniverse based thereon. Parent shall also provide eUniverse a report setting forth the amounts owing to eUniverse under Section 2.6(b) on an accrual basis for each completed fiscal quarter when such information becomes available to Parent. Such written reports shall be Parent’s Confidential Information.

(d) Parent shall keep adequate records to verify all Earn-Out Payments to be made pursuant to this Agreement for a period of two (2) years following the date of each such Earn-Out Payment. eUniverse shall have the right to select a nationally recognized, independent certified public accounting firm to inspect no more frequently than once per year the applicable books and records of Parent on reasonable notice and during regular business hours to verify the Earn-Out Payments required hereunder, provided that any such independent accountants must have entered into a standard confidentiality agreement reasonably acceptable to Parent. Notwithstanding the foregoing, the independent accountants shall be permitted to report to

eUniverse the results of the inspection. If such inspection should disclose underreporting of payments due hereunder, Parent shall pay eUniverse such underreported amount within thirty (30) days following the conclusion of the inspection. eUniverse shall be responsible for the costs of each audit; provided, however, that if any audit shows that Parent’s reports understated the actual amounts due to eUniverse by more than five percent (5%), then Parent shall reimburse eUniverse for the reasonable cost of that audit.

2.7 Allocation.

(a) The sum of the Cash Payment and Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 2.7 (the “Initial Allocation”). If there is any increase in the purchase price due to Earnout payments or there is any decrease in the purchase price based on indemnity payments, the Initial Allocation shall be revised as agreed upon by Seller and Parent using the principles outlined in Schedule 2.7 (the “Revised Allocation”). If the Seller and Parent cannot agree upon the Revised Allocation within thirty (30) days of an Earn-Out Payment, the Revised Allocation shall be made and consistently reported by Parent and Seller in compliance with Section 1060 of the Code based upon an asset valuation supplied by a mutually agreeable nationally-recognized independent accountant. The cost of such appraisal shall be shared equally by Parent and Seller. Parent shall order such appraisal from the selected independent accountant as soon as practicable after such date as Parent and Seller fail to agree on such allocation. The appraisal, if required, shall be provided to Seller within forty-five (45) days after the date of such order. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

(b) The parties shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Initial Allocation and Revised Allocation, and shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

(c) Purchaser, Parent and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to the Initial Allocation or Revised Allocation. Such cooperation shall include the retention and (upon the other party’s request and at their expense) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Seller and Purchaser agree (A) to retain all book and records with respect to Tax matters pertinent to the Initial Allocation and Revised Allocation until expiration of the statute of limitations (and, to the extent notified by Parent, Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

ARTICLE III

THE CLOSING

3.1 The Closing. The consummation of the Transaction will take place at a closing to be held at the offices of Gray Cary Ware & Freidenrich LLP, 2000 University Avenue, East Palo Alto, California (the “Closing”) on the date five (5) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Seller Disclosure Schedule provided to each of Parent and Purchaser, a copy of which is attached hereto as Schedule IV, each of eUniverse and GameUniverse, jointly and severally, represents and warrants to Parent and Purchaser that:

4.1 Organization. eUniverse is a corporation duly organized, validly existing and in good standing under the laws of Delaware. eUniverse is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business. GameUniverse is a corporation duly organized, validly existing and in good standing under the laws of Delaware. GameUniverse is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business.

4.2 Subsidiaries. eUniverse owns no equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated, which is engaged in the Business other than GameUniverse. GameUniverse owns no equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated, which is engaged in the Business.

4.3 Authorization. This Agreement, the Ancillary Agreements and all other agreements in connection with the Transaction to which Seller is or will be a party (the “Transaction Agreements”) have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by each of eUniverse and GameUniverse, respectively, and constitute, or will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Seller has all requisite corporate power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite corporate power and authority to carry out the transactions contemplated in the Transaction Agreements to which it is or will be a party. All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of the Transaction Agreements to which Seller is or will be a party.

4.4 No Conflicts; Consents. The execution and the delivery of the Transaction Agreements to which Seller is or will be a party by Seller, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, (a) conflict with, result in a breach of or violation of any provision of the Certificate of Incorporation or Bylaws of either eUniverse or GameUniverse as currently in effect, (b) conflict with or result in a violation or breach of any term or provision of any Law or Decree applicable to the Business or the Assets, which conflict, violation or breach would reasonably be expected to have a Material Adverse Effect on the Business, or (c) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or Encumbrance pursuant to any provision of any agreement, instrument or understanding to which Seller is a party or by which any of its Assets is bound or affected, nor will such actions give to any other Person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to the Business, any of the Assets, the Assumed Liabilities or the Assumed Contracts. No consent of any third party or any Governmental Entity is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated in the Transaction Agreements to which Seller is or will be a party.

4.5 Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser, as applicable good, valid and marketable title, and all Seller’s respective right and interest, in and to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.

4.6 Tangible Assets;. Each Tangible Asset is, and as of the Closing Date will be, in good operating condition and good repair, ordinary wear and tear excepted, will be free from all defect and damage, and are usable in the ordinary course of business. Each of the Tangible Assets is located at the Premises.

4.7 Litigation and Claims. There are no claims, actions, suits, proceedings or, to Seller’s Knowledge, investigations, pending before any Governmental Entity, or to Seller’s Knowledge, threatened against Seller (a) relating to the Business, the Assets or the Assumed Liabilities, (b) which questions or challenges the validity of any of the Transaction Agreements to which either Seller is or will be a party, or any of the transactions contemplated herein or therein, or (c) which would reasonably expected to have a Material Adverse Effect on the Business. Seller is not a party to or subject to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Business, any of the Assets or the Assumed Liabilities.

4.8 Compliance with Laws and Regulations; Governmental Licenses, Etc. [ Seller is in compliance with all applicable Laws or Decrees (as defined in Section 1.1), including, without limitation, Laws or Decrees relating to online gambling, games of skill, games of chance, anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except for such failure to comply as which would not reasonably be expected to result in a Material Adverse Effect on the Business. Seller is not subject to any order, injunction or decree issued by any Governmental Entity which materially impairs the ability of Seller to consummate the transactions contemplated herein. Seller possesses all Permits which are required in order for Seller to operate the Business as presently conducted, and is in compliance with all such Permits. Schedule 4.8 to this Agreement contains a complete list of such Permits held by Seller relating to the Business, and whether each such Permit is transferable. Neither the sale and transfer of the Assets pursuant to this Agreement, nor Parent or Purchaser’s possession and use thereof from and after the Closing Date because of such sale and transfer will: (a) violate any law pertaining to bulk sales or transfers or to the effectiveness of bulk sales or transfers as against creditors of Seller or (b) result in the imposition of any liability upon Parent or Purchaser for appraisal rights or other liability owing to any shareholder of Seller. Without limiting the generality of the foregoing, the provisions of Division 6 of the California Commercial Code (Sections 6101 through 6111) (the “California Bulk Sales Act”) are not applicable to the transactions contemplated by this Agreement. Neither Seller’s principal business is the sale of inventory (as defined in Section 6102(b)(3) of the California Uniform Commercial Code) from stock.

4.9 Financial Statements; SEC Reports.

(a) Seller has delivered to Parent copies of the audited balance sheet of the Business as of March 31, 2003 and March 31, 2004 and related reconciliations, and the related audited statement of division operations, parent company investment and cash flow for the years ended March 31, 2002, March 31, 2003 and March 31, 2004 in the form attached hereto as Schedule 4.9 (collectively, the “Business Financial Statements”). The Business Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods indicated.

(b) There is no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Business Financial Statements except for those (i) that have been incurred after March 31, 2004 or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred by the Business after March 31, 2004 were incurred in the ordinary course of business. The Business Financial Statements in accordance with GAAP reflect all costs and expenses incurred in the operation of the Business (except as may be indicated in the notes thereto).

(c) None of the statements, reports, registration statements (including any prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, or other filing filed with the SEC by eUniverse since and including the filing of its Annual Report on Form 10-K on June 15, 2004 (the “Seller SEC Documents”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Seller SEC

Document prior to the date hereof. The financial statements of Seller, including the notes thereto, included in the Annual Report on Form 10-K filed on June 15, 2004 (the “Seller Financial Statements”), complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Seller Financial Statements fairly present the consolidated financial condition and operating results of Seller and its subsidiaries at the dates and during the periods indicated therein. There is no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the above referenced except for those (i) that have been incurred after March 31, 2004 or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred by Seller after March 31, 2004 were incurred in the ordinary course of business.

4.10 Absence of Certain Changes or Events. Since March 31, 2004, Seller has conducted the Business in the ordinary and usual course consistent with past practices and, without limiting the generality of the foregoing, has not:

(a) suffered any Material Adverse Change relating to or affecting the Business;

(b) suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business;

(c) effected any acquisition, sale or transfer of any material asset of the Business other than in the ordinary course of business and consistent with past practice;

(d) amended or terminated, or defaulted under, any Assumed Contract;

(e) granted any increase in the compensation payable or to become payable by Seller to any Business Employee employed in the Business as of the date hereof, except those occurring in the ordinary course of business, consistent with Seller’s past practices;

(f) granted any exclusive license with respect to the Seller Intellectual Property;

(g) incurred any Assumed Liabilities relating to the Business except in the ordinary course of business and consistent with past practice;

(h) permitted or allowed any of the Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the ordinary course of business consistent with past practices;

(i) waived any rights under or terminated any Assumed Contract; or

(j) agreed to take any action described in this Section 4.10 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Seller contained in this Agreement.

4.11 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means:

(i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention(collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

(iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”);

(v) all domain name registrations and Internet addresses (collectively, “Domain Names”); and

(vi) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, databases, data compilations and collections, data (including, without limitation, any and all user information, personal information and technical data), computer programs, hardware, software and processes.

(b) Seller owns and has good and marketable title to, or possesses legally enforceable rights to use, all Seller Intellectual Property.

(c) Schedule 4.11 lists each item of Intellectual Property to be transferred to Purchaser (“Seller Intellectual Property):

(i) all Issued Patents, Patent Applications, registered Trademarks and pending trademark registrations, registered Copyrights and Domain Names, including (A) the jurisdictions in which such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed solely applicable to the Business, and (B) all filing deadlines related to the Patent Applications solely applicable to the Business (the “Business Patent Applications”) which are within sixty (60) days of the date of this Agreement, and a brief description of the filings due within such period;

(ii) all Business Products;

(iii) the following agreements relating to each of the Business Products or other Seller Intellectual Property: all (A) agreements granting any right to distribute or sublicense any Seller Intellectual Property on any exclusive basis; (B) any exclusive licenses of Intellectual Property to or from Seller; (C) agreements pursuant to which the amounts actually to be paid to or payable by Seller after the Closing Date under firm commitments are $5,000 or more; (D) joint development agreements; (E) any agreement by which Seller jointly owns or grants any ownership right to any Seller Intellectual Property owned by Seller; (F) any order relating to any Seller Intellectual Property; (G) any option relating to any Seller Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to modify or create derivative works of any Business Products or other Seller Intellectual Property; and

(iv) all unregistered copyrights and trade secrets used solely in the Business.

(d) Schedule 4.11 contains a complete and accurate list as of the date of this Agreement of all Seller Intellectual Property licensed from a third party, excluding Commercial Software Programs (“Third Party Intellectual Property”).

(e) To Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property by any third party, including any employee or former employee of Seller. There are no royalties, fees or other payments payable by Seller to any Person under any written or oral agreement by reason of the ownership, use, sale or disposition of the Seller Intellectual Property.

(f) Seller is not in material breach of any license, sublicense or other agreement relating to the Seller Intellectual Property, including any Third Party Intellectual Property. Neither the execution, delivery or performance of any of the Transaction Agreements contemplated hereby nor the consummation of the Transaction will contravene, conflict with or result in an infringement on the Parent’s right to own or use any Seller Intellectual Property, including any Third Party Intellectual Property.

(g) All Seller Intellectual Property consisting of Issued Patents, registered Trademarks or registered Copyrights is valid and subsisting and has not been assigned to any third parties. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Neither the Seller Intellectual Property nor the Business as presently conducted, infringes, misappropriates or makes unlawful use of any Intellectual Property or other proprietary right of any person, violates any right of any persons or constitute unfair competition or trade practices under the laws of any jurisdiction, provided that with respect to Patents, the aforementioned representation is as to Seller’s knowledge only. Seller has not received any notice or other communication (in writing) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset or Intellectual Property owned or used by any third party or unfair competition or trade practices under the laws of any jurisdiction. There is no proceeding pending or, to the Knowledge of Seller, threatened nor has any written claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Seller Intellectual Property, including any Third Party

Intellectual Property. Seller has not brought a proceeding alleging infringement of Seller Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(h) Schedule 4.11 sets forth a true and complete list of all Business Employees who have been involved in the design, development, creation and/or modification of the Seller Intellectual Property (the “Business IP Employees”). All Business IP Employees have executed and delivered to Seller an agreement in one of the forms provided to Parent regarding the protection of proprietary information and the assignment to Seller of any Seller Intellectual Property arising from services performed for Seller by such persons. All current and former consultants and independent contractors to Seller involved in the development, modification, marketing and servicing of any Business Products or Seller Intellectual Property have executed and delivered to Seller an agreement in one of the forms provided to Parent regarding the protection of proprietary information of the Business and the assignment to Seller of any Intellectual Property arising from services performed for the Business by such persons. To Seller’s Knowledge, no current or former officer, employee or independent contractor of Seller is in violation of any term of any agreement regarding the protection of proprietary information of the Business and the assignment to Seller of any Seller Intellectual Property arising from services performed for Seller by such persons or any employment contract or any other contract or agreement relating to the relationship of any such officer, employee or independent contractor with the Business.

(i) Seller has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure).

(j) No product liability claims relating to the Business have been communicated in writing to or, to Seller’s knowledge, threatened against Seller.

(k) Seller is not subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation restricting in any manner the use, transfer, or licensing of Seller Intellectual Property by Seller, or which may materially and adversely affect the validity, use or enforceability of the Seller Intellectual Property. Seller is not subject to any agreement that restricts in any material respect the use, transfer, or licensing by Seller of the Seller Intellectual Property or Business Products.

(l) Except as set forth in Schedule 4.11, none of the Business Products contains any software that is subject to an open source or general public license.

4.12 Privacy Policies and Web Site Terms and Conditions.

(a) A Privacy Statement is and has been posted and accessible to individuals at all times on each Business Site. Seller maintains a hypertext link to a Privacy Statement from the homepage of each Business Site, and Seller uses its best efforts to include a hypertext link to a Privacy Statement from every page of the Business Sites on which personal information is collected from individuals.

(b) The Privacy Statements include, at a minimum, accurate notice to individuals about Seller’s collection, retention, use and disclosure policies and practices with respect to individuals’ personal information.

(c) Seller (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Seller from individuals (“Business Customers”) visiting the Business Sites; (ii) complies with all applicable privacy laws and regulations and contractual obligations regarding the collection, retention, use and disclosure of personal information of Business Customers; and (iii) takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Seller by Business Customers. Seller has customary, industry standard technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. In the conduct of the Business, Seller does not Knowingly target children under the age of thirteen.

(d) Each Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Business Customer, and Seller is and has been at all times in material compliance with such rules.

(e) Subject to the terms of the Privacy Statements and applicable Laws and Decrees, Seller has the full power and authority to transfer all rights Seller has in all Business Customer’s personal information in Seller’s possession and/or control to Purchaser. Seller is not a party to any contract, or is subject to any other obligation that, following the Closing Date, would prevent Purchaser and/or Parent from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(f) The Terms and Conditions are and at all times have been posted and accessible to individuals at all times on each Seller Site. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

4.13 Facilities. The Premises are the only physical site or facility out of which the Business is conducted. Seller has provided Parent with true and complete copies of the Real Property Lease (including any required consents). Seller enjoys peaceful and undisturbed possession of the Premises. The Premises are, and as of the Closing Date will be, in good operating condition and repair, subject to normal wear and tear. Seller is in compliance with any agreement or instrument with regard to the Premises, including any requirements to carry certain insurance coverage with respect thereto, and holds a valid leasehold interest in the Premises free and clear of any Encumbrances. There has been no breach and there exists no event of default by Seller (nor any event which with notice or lapse of time would constitute a breach or event of default by Seller) with respect to any agreement or instrument with regard to the Premises, including the master lease therefor (the “Master Lease”), and to Seller’s Knowledge there has been no breach and there exists no event of default by any of the other parties thereto or to the Master Lease (nor any event which with notice or lapse of time would constitute a breach or an event of default by any of the other parties thereto or to the Master Lease) with respect to any such agreement or instrument, except where such breach or default would not have a Material

Adverse Effect on the Business. The Real Property Lease is in full force and effect, is valid, binding and enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles

4.14 Contracts and Arrangements.

(a) Schedule 4.14 hereto contains a true and accurate list of all material Assumed Contracts (the “Material Assumed Contracts”). Schedule 1.1 contains a true and accurate list of all contracts which have generated any significant revenue for the Business during the year ended December 31, 2003 or during the six months ended June 30, 2004, and any contracts which Seller reasonably expects to generate any significant revenues during the twelve months after the date of this Agreement. Except for the Assumed Contracts, Seller is not a party to or otherwise bound by the terms of any contract, agreement or obligation, written or oral, relating to the Business, the Assets, or the Assumed Liabilities. Each of the Material Assumed Contracts is (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles and except to the extent that the failure to be valid, binding, in full force and effect and enforceable would not reasonably be expected to have a Material Adverse Effect on the Business. Neither Seller, nor, to Seller’s Knowledge, any other party, is in default under any Material Assumed Contract, and there are no existing disputes or claims of default relating thereto, which default could reasonably be expected to have a Material Adverse Effect on the Business. No party to any Material Assumed Contract has notified Seller in writing that it intends to cancel, withdraw, modify or amend such Assumed Contract. Except as set forth on Schedule 6.4 attached hereto, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Material Assumed Contracts. The termination date of each of the Material Assumed Contracts is set forth on Schedule 4.14.

(b) To Seller’s Knowledge, there are no unresolved claims between Seller and any of the licensors, vendors, suppliers, distributors, representatives or customers of the Business which would reasonably be expected to have a Material Adverse Effect on the Business.

4.15 Insurance. Seller maintains insurance policies relating to the Business of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Business. The insurance policies maintained by the Seller relating to the Business and Seller’s directors and officers insurance and any related excess liability policies, are described on Schedule 4.15. All of such policies are in full force and effect, all premiums due and payable under all such policies have been paid and Seller is otherwise in compliance with the terms of such policies. There is no material claim pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. Seller has no Knowledge of any threatened termination of or refusal to renew, or material premium increase with respect to, any of such policies.

4.16 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Seller, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Seller.

4.17 Warranties. Other than as set forth in the Assumed Contracts, Seller has not given any express warranty relating to the Business Products or the services provided by Seller. Seller has not granted to any Person the right to modify, prepare derivative works of, repair, maintain, service or support any of the Business Products. No agreement for the sale, license, service, support or maintenance of the Business Products obligates Seller to provide any change in functionality or other alternations in the performance of the Business Products or to provide new products or technology.

4.18 Business Records. The Business Records to be delivered to Purchaser are complete, true and accurate in all material respects and accurately reflect all actions and transactions referred to in such Business Records.

4.19 Environmental and Safety Laws. To its knowledge, the Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.20 Taxes.

(a) Seller has prepared and timely filed all returns, estimates, information statements and reports (and extensions of time for filing any of the foregoing) required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Seller or its operations with respect to Taxes for any period ending on or before the Closing Date, or to the extent any Returns have not been timely filed, Seller has paid all applicable penalties and fines. The Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(b) Seller, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 4.20(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

(c) Seller’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Seller has not been notified of any request for such an audit or other examination.

(d) Seller is not a foreign person within the meaning of Code Section 1445(a).

4.21 Employee Benefit Plans.

(a) Schedule 4.21 contains a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the ERISA which is sponsored, maintained, contributed to, or required to be contributed to by Seller, any subsidiary of Seller and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Business Employee currently employed in the Business or with respect to which Seller, any subsidiary, or ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation related to the Business (collectively, the “Seller Employee Plans”). Schedule 4.21 separately lists each Seller Employee Plan that has been adopted, maintained, contributed to, or required to be contributed to by Seller, for the benefit of any Business Employee currently employed in the Business outside the United States (“Seller International Employee Plans”).

(b) Documents. Seller has made available to Parent true and complete copies of documents embodying each of the Seller Employee Plans.

(c) Compliance. (i) Each Seller Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Business, and Seller and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Seller Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Business; (ii) any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Seller Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Business Employee currently employed in the Business; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Seller Employee Plan that would reasonably be expected to have a Material Adverse Effect on the Business; (v) none of Seller, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Seller Employee Plan that would reasonably be expected to have a Material Adverse Effect on the Business; (vi) all contributions required to be made by Seller, any subsidiary or ERISA Affiliate to any Seller Employee Plan have been paid or accrued, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Business; (vii) Seller has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Seller Employee Plan, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Business; and (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller is threatened, against or with respect to any such Seller Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, that would reasonably be expected to have a Material Adverse Effect on the Business.

(d) No Title IV or Multiemployer Plan. None of Seller, any subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Seller, any subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Seller Employee Plan, Seller and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Business. Seller has no material unsatisfied obligations to any Business Employees or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation that would reasonably be expected to have a Material Adverse Effect on the Business.

(f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee currently employed in the Business to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Seller Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such person. No benefit payable or which may become payable by Seller to a Business Employee currently employed in the Business pursuant to any Seller Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code

4.22 Employee Matters. With respect to the Business Employees currently employed in the Business, Seller is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Seller’s knowledge, threatened, between Seller, on the one hand, and any or all of its Business Employees currently employed in the Business, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims by Business Employees currently employed in the Business pending, or, to Seller’s knowledge, threatened, against Seller under any workers’ compensation or long term disability plan or policy. Seller is not a party to any collective bargaining agreement or other labor union contract, nor does Seller know of any activities or proceedings of any labor union to organize its Business Employees. Seller has provided all Business Employees currently employed in the Business with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

4.23 Operations of GameUniverse. GameUniverse has not engaged in any business activities or conducted any operations since its incorporation.

4.24 Solvency. eUniverse is Solvent, and, after giving effect to the Transaction, eUniverse will be Solvent. GameUniverse has no creditors.

4.25 Disclosure. No representation, warranty or covenant of Seller contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as otherwise set forth in the Purchaser Disclosure Schedule provided to Seller, a copy of which is attached as Schedule V, each of Parent and Purchaser, jointly and severally, hereby represents and warrants to Seller that:

5.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales and has full power and authority to carry on its businesses as now conducted. Parent is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed except in such states in which failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which is required to be so qualified or licensed, except in such states in which failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Purchaser.

5.2 Power, Authorization and Validity. Each of Parent and Purchaser has the right, power, legal capacity and authority to enter into and perform its respective obligations under the Transaction Agreements to which it is or will be a party. All requisite corporate action on the part of Purchaser and Parent has been taken to authorize the execution and delivery of the Transaction Agreements to which each is a party. No authorization or approval, corporate, governmental or otherwise, is necessary in order to enable each any of Parent and Purchaser to enter into and to perform the terms of any of the Transaction Agreements on its part to be performed. The Transaction Agreements, when executed and delivered by Parent and Purchaser shall be, the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles.

5.3 No Violation of Existing Agreements. Neither the execution and delivery of the Transaction Agreements to which any of Parent and Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein nor compliance with the provisions hereof and thereof will (a) conflict with, result in a breach or violation of any provision of Parent’s or Purchaser’s respective charter documents as currently in effect, (b) conflict with or result in a violation or breach of any term of provision of any Law or Decree, or (c) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charte or Encumbrance pursuant to any provision any agreement, instrument, or understanding to which any of Parent and Purchaser is a party or by which any of Parent and Purchaser’s assets is bound. Neither the execution and delivery of the Transaction Agreements to which each of Parent and Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein, will have a Material Adverse Effect on Parent or Purchaser.

5.4 Compliance With Other Instruments and Laws. Neither Parent nor Purchaser is in violation of (a) any provisions of its respective charter documents as currently in effect or (b) any applicable Law or Decree in any material respect. Neither Purchaser nor Parent is subject to any order, injunction or decree issued by any Governmental Entity which would reasonably be expected to impair the ability of Purchaser or Parent to consummate the transactions contemplated herein.

5.5 Litigation. There is no suit, action, proceeding, claim or, to Parent’s Knowledge, investigation, pending or, to Parent’s Knowledge, threatened against Parent or Purchaser before any Governmental Entity which (i) questions or challenges the validity of any of the Transaction Agreements, or any of the transactions contemplated herein or therein, or (ii) would reasonably be expected to have a Material Adverse Effect on Parent or Purchaser.

5.6 Brokers. There is no broker, finder, investment banker or other person, other than CIBC World Markets in connection with the Financing, whose fees are to be paid by Parent or Purchaser, who would have any valid claim against any of Seller or any of their respective

Affiliates for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Parent or Purchaser.

5.7 Disclosure. No representation, warranty or covenant of each of Parent and Purchaser contained in this Agreement or in any certificate, schedule or exhibit to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances in which such statements were made.

5.8 Solvency. Purchaser and Parent are solvent, and, after giving effect to the Transaction, each of Purchaser and Parent will be Solvent.

5.9 Financing Commitments. Parent has prior to the execution of this Agreement delivered to Seller true and complete copies of written commitments of third parties to provide Parent with the financing required for Purchaser’s acquisition of the Business hereunder. Purchaser and Parent represent and warrant that the proceeds from the Financing, if consummated, will be sufficent to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement, the Transaction Agreements and the agreements relating to the Financing.

5.10 Financial Statements.

(a) Prior to the execution of this Agreement, Parent has delivered to Seller true and complete copies of the audited balance sheets and related statement of operations of Parent as of December 31, 2003 and the unaudited balance sheets and related statement of operations of Parent as of April 30, 2004 (the “Parent Financial Statements”).

(b) Except as set forth in the notes thereto the Parent Financial Statements (i) were prepared from the books and records of Parent in accordance with GAAP and (ii) fairly present the financial condition and results of operations of Parent as of the respective dates thereof and for the respective periods covered thereby. There is no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the above referenced except for those (i) that have been incurred after April 30, 2004 or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred by Parent after April 30, 2004 were incurred in the ordinary course of business.

(c) Parent has made all public disclosures required to be made by it under any applicable law or stock exchange rule regarding the Financing and the transactions contemplated hereby, and none of such disclosures contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed disclosure prior to the date hereof.

(d) Ownership by Parties to Voting Agreement. Lorne Abony, Andrew Rivkin and Stampee Technologies Inc. collectively hold 42.65% of the current issued share capital of the Parent.

ARTICLE VI

PRE-CLOSING COVENANTS OF SELLER

6.1 Advice of Changes. Each of eUniverse and GameUniverse will promptly notify each of Parent and Purchaser in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of eUniverse or GameUniverse, as applicable, contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and (b) any Material Adverse Change relating to or affecting the Business.

6.2 Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, Seller will conduct the Business in the ordinary course consistent with past practices and will use its reasonable commercial efforts to retain the Business Employees employed in the Business by Seller as of the date hereof, protect and preserve the Assets, and maintain and preserve intact Seller’s relationships with its consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors and other customers and all others with whom it deals, all in accordance with the ordinary course of business. During the period on and from the date of this Agreement through and including the Closing Date, Seller will not without the prior written consent of Parent:

(a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Assets (other than Permitted Encumbrances);

(b) sell, dispose of or license any of the Assets to any Person;

(c) fail to maintain the Tangible Assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(d) amend, terminate or waive any rights under any Assumed Contract, except in the ordinary course of the Business;

(e) waive or release any right or claim relating to any Assets, except in the ordinary course of business consistent with past practices;

(f) enter into any agreements or other obligations or commitments (excluding purchases of new materials) relating to the Business, except agreements or purchase orders (A) involving the payment by Seller, as applicable, of less than $10,000 individually, or $50,000 in the aggregate, and (B) which are on commercially reasonable terms in the ordinary course of business, consistent with past practices of Seller with respect to the Business;

(g) fail to comply in any material respect with any Law or Decree applicable to the Business;

(h) take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Seller relating to or applicable to Seller, the Business or the Assets;

(i) incur, with respect to the Business or the Assets, any Liabilities other than Liabilities incurred in the ordinary course of business consistent with past practices; or

(j) agree to do any of the things described in the preceding clauses of this Section 6.2.

6.3 Access to Information. Until the Closing, Seller will allow each of Parent and Purchaser and its agents reasonable access upon reasonable notice and during normal working hours to the Business Records and Facilities relating to the Assets, all aspects of the Business and its financial and legal affairs and the financial condition of the Business, and shall cause its officers, employees, accountants and other agents and representatives to reasonably cooperate with each of Parent and Purchaser and its agents in connection with such person’s due diligence investigation of the Business, including without limitation investigation of financial, marketing, employee, legal and regulatory matters.

6.4 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts. Seller shall use its reasonable commercial efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Assumed Contracts and Assumed Liabilities, including the consents set forth on Schedule 6.4 hereto. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Parent and Purchaser. Seller shall not agree to any modification of any Material Assumed Contract in the course of obtaining any such consent, where such modification would materially and adversely affect Purchaser’s ability to conduct the Business as heretofore conducted.

6.5 Satisfaction of Conditions Precedent. Seller will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

6.6 No Solicitation.

(a) Seller shall not directly or indirectly, and shall not authorize or permit any Affiliate or any Representative of the Seller directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding the Business to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition.

(b) Seller shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to Closing. Seller shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d) Notwithstanding anything else contained herein, this Section shall not prohibit any actions by eUniverse relating to any proposal to acquire all or substantially all of the assets or capital stock of eUniverse, by merger or otherwise, provided that this Agreement shall remain in full force and effect regardless of any such proposal, or any agreement between eUniverse and any third party relating to such proposal.

6.7 Distribution from Seller’s 401(k) Plan. To the extent that Parent and/or Purchaser hire individuals who were employed by Seller as of the Closing Date, Seller hereby agrees that it shall cause the accounts, if any, of such individuals in Seller’s 401(k) Plan to be distributed to such individuals to the extent permitted by law, the terms of Seller’s 401(k) Plan and such individual’s distribution election.

6.8 Patent Applications. Seller shall file and maintain all patent application filings related to the Business Patent Applications with the U.S. Patent and Trademark Office within thirty (30) days of the Closing and shall copy Parent on all correspondence related thereto.

6.9 Covenant Not to Compete.

(a) For a period of two (2) years from the Closing Date, Seller covenants and agrees that neither eUniverse and GameUniverse nor any Person controlled by eUniverse, including without limitation its majority-owned subsidiaries, will: (i) directly or indirectly, engage in, or hold an ownership interest greater than five percent (5%), which interest shall be passive, in a business that engages in the development, marketing, sale and/or provision of online, skill-based games and/or a software platform that supports online, skill-based games, in either case where users pay to compete in head-to-head or tournament style gaming competitions for cash or other prizes, or (ii) directly or indirectly solicit any customer or supplier of the Business to cease doing business with eUniverse and/or GameUniverse.

(b) The restrictions set forth in this Section 6.10 shall be effective within all cities, counties and states of the United States during the two (2) years following the Closing Date.

(c) Seller agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 6.10 are necessary and reasonable in order to protect Parent and Purchaser in the conduct of the Business and the utilization of the Assets, tangible and intangible, including the goodwill of Seller relating to the Business, acquired by virtue of this Agreement.

(d) If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 6.10 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

(e) It is expressly agreed that monetary damages would be inadequate to compensate Parent and Purchaser for any breach by Seller of Seller’s covenants as set forth in this Section 6.10 and, accordingly, that in the event of any breach by Seller of any such covenant, Parent and Purchaser will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Parent and Purchaser may be entitled.

6.10 Customer Deposits and Cash Accounts. Within five (5) business days after the Closing Date, Seller shall deliver to Parent a report setting forth the amount of the Customer Deposits as of a time mutually agreed between Seller and Parent on the Closing Date or as soon thereafter as practicable, and shall on that same date wire transfer to an account designated by Parent cash in the amount of the Cash Accounts.

6.11 ‘[**] Litigation. Seller shall consult with Parent before taking any action with respect to any litigation or settlement negotiations relating to the ‘[**], and shall not enter into any binding agreement with respect to the ‘[**] without Parent’s prior consent (which consent shall not be unreasonably withheld).

6.12 Employees. Parent and Purchaser shall have the right prior to Closing to contact Business Employees currently employed in the Business and to discuss possible terms of employment with Purchaser and Purchaser may make offers of employment, contingent on the closing of the transactions contemplated hereby, to any Business Employees currently employed in the Business in its discretion. Seller shall not, without the prior consent of Parent, enter into any agreement to pay any bonus, increased salary or special remuneration to any Business Employee other than a Business Employee as to whom Purchaser has advised Seller will not receive an offer of employment from Purchaser. Purchaser shall deliver to Seller a list of Business Employees to whom Purchase has made offers of employment as of the Closing.

6.13 Intellectual Property Assignment. Seller shall use its reasonable best efforts to deliver to Parent, in a form reasonably satisfactory to Parent, an agreement executed by each of Deming He and Bryan Paynter which assigns to Seller all right, title and interest, including all intellectual property rights, in and to all work and work product made, conceived or developed by such individuals for the Business. If Seller fails to obtain either of such consents as of the Closing, any Losses arising from such failure and the absence of such consents shall be indemnifiable under ARTICLE XII, notwithstanding any disclosure of the absence of such consents in Schedule IV hereto.

ARTICLE VII

PRE-CLOSING COVENANTS OF PARENT AND PURCHASER

7.1 Advice of Changes. Each of Parent and Purchaser will promptly notify Seller in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Parent or Purchaser, as applicable, contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect.

7.2 Satisfaction of Conditions Precedent. Each of Parent and Purchaser will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

7.3 Audit of Financial Statements. Parent has, in connection with its due diligence investigation of the Seller, contracted for and funded the audit of the Business Financial Statements by an auditor of its choosing. In the event that the Closing does not occur by July 30, 2004, Parent shall immediately transfer all of Parent transferable rights and interest in the audited Business Financial Statements to Seller. Parent makes no warranties or representations as to qualifications of auditors or accuracy of audit results or other audit-related matters. Parent and Purchaser acknowledge and agree that Seller shall have no liability in connection with the accuracy of audit results or other audit-related matters, other than in connection with its representation pursuant to Section 4.9(a).

7.4 Non-Solicitation of Employees. Other than as contemplated in this Agreement, Parent shall not at any time on or before May 10, 2005, directly or indirectly, solicit employment for or of employees of Seller or induce any employee of Seller to leave the employ of Seller; provided, however, that Parent and Purchaser are not prohibited from making generalized employment searches, by advertisements, engaging firms to conduct searches or otherwise, as long as such searches are not focused on employees of Seller nor result in an offer of employment to any employee of Seller or an offer to consult with Parent or Purchaser.

7.5 Completion of Financing. Parent shall use its commercially reasonable efforts to complete the Financing such that Parent receives proceeds therefrom of not less than $8,000,000.

7.6 Obtaining Necessary Consents. Parent and Purchaser shall use their reasonable commercial efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Assumed Contracts and Assumed Liabilities, including without limitation any required consents of Parent or Purchaser’s lenders, shareholders or any other Person with whom either has a contractual relationship.

7.7 Shareholder Approval.

(a) As soon as practicable after the execution of this Agreement, Parent shall prepare a notice of Extraordinary General Meeting (as defined below) and circular to shareholders relating to the shareholders meeting of Parent to be held in order to grant the authority to the directors of the Parent to complete the Financing (collectively with any amendments or supplements thereto, the “EGM Circular”) and mail or cause to be mailed the EGM Circular to its shareholders.

(b) Parent shall use its best efforts to cause the EGM Circular to comply with applicable laws. The information in the EGM Circular shall not, at (i) the time the EGM Circular is first mailed to the shareholders of the Parent, (ii) the time of the Extraordinary General Meeting, and (iii) the Closing Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein given the purpose of the EGM Circular or necessary in order to make the statements therein not misleading. Parent will promptly advise Seller in writing if at any time prior to the Closing Date Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the EGM Circular in order to make the statements contained or incorporated by reference therein not misleading in any material respect or to comply with applicable law.

(c) The EGM Circular shall contain the unanimous recommendation of the Board of Directors of Parent that the Parent shareholders vote in favor of the resolutions contained in the EGM Circular. Anything to the contrary contained herein notwithstanding, Parent shall not include in the EGM Circular any information with respect to Seller or its Affiliates, the form and content of which information shall not have been approved by Seller prior to such inclusion.

7.8 Special Meeting of Shareholders. As promptly as practicable after the date hereof, Parent shall take all action necessary in accordance with English Law and its memorandum and articles of association to convene an extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”) for the purposes of voting upon the resolutions necessary to grant the directors of the Parent the authority to complete the Financing. Parent shall consult with Seller regarding the date of the Extraordinary General Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Extraordinary General Meeting without the consent of Seller.

7.9 Delivery of Escrow Instructions. Parent shall deliver joint escrow instructions to CIBC under the Escrow Agreement between Parent and CIBC dated June 30, 2004 upon the satisfaction of all other conditions to Parent’s and Purchaser’s obligations hereunder.

ARTICLE VIII

MUTUAL COVENANTS

8.1 Confidentiality. Except as and to the extent required by law, each of Parent and Purchaser will not disclose or use, and will direct their representatives not to disclose or use, any Confidential Information with respect to Seller furnished, or to be furnished, by either Seller or its respective representatives to Parent, Purchaser or their representatives at any time or in any manner other than in connection with its evaluation of the Transaction. Notwithstanding the foregoing, each of Parent and Purchaser may disclose certain historical financial and business information of GameUniverse in connection with the Financing. Each of Parent and Purchaser, on behalf of themselves and their representatives, hereby covenant that they will use reasonable precautions in connection with all disclosures of Confidential Information or other information made in connection with the Financing to prevent the recipients of the Confidential Information or other information from being able to identify eUniverse, GameUniverse, the Business or their affiliates as being involved in the transactions contemplated by this Agreement, unless such recipient has first executed an appropriate confidentiality agreement prohibiting further disclosure or use of the information so disclosed, including without limitation trading in securities based on such information. Each of Parent and Purchaser shall indemnify (or contribute to the maximum extent legally permissible if this indemnity provision is held to be unenforceable) and hold harmless Seller, Seller’s Affiliates and Seller’s representatives, employees, officers, directors, agents, consultants or advisors, including legal counsel and accountants, (collectively, “Seller’s Indemnified Persons”) for, and will pay to Seller’s Indemnified Persons the amount of, any loss, liability, claim, damages and expenses (including costs of investigation and defense and attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Financing Claims”), arising, directly or indirectly, from or in connection with the Financing. Notwithstanding the foregoing, each of Parent and Purchaser shall not have any obligation to indemnify or hold harmless Seller’s Indemnified Persons from any Financing Claim by the Securities and Exchange Commission or other person that any of Seller’s Indemnified Persons has violated Regulation FD in connection with the release of the Confidential Information to prospective investors in compliance with this Section 8.1. Each of Parent and Purchaser further agree that none of Seller’s Indemnified Persons shall have any liability to Parent, Purchaser, any of Parent or Purchaser’s Affiliates or any of their respective representatives resulting from Parent or Purchaser’s use of any Confidential Information. Upon the written request of Seller, Parent and Purchaser will promptly return to Seller or destroy any Confidential Information in its possession. Except as and to the extent required by law, Seller will not disclose or use, and will direct its representatives not to disclose or use, any confidential Information with respect to Parent furnished, or to be furnished, by either Parent or its representatives to Seller pursuant to Section 2.6 hereof (“Parent’s Confidential Information”) other than in connection with its review of its rights and Parent’s obligations under Section 2.6 hereof and its enforcement of any rights hereunder. eUniverse shall in consultation with Parent use its commercially reasonable efforts to promptly seek confidential treatment with the Securities and Exchange Commission as to sensitive business terms of this Agreement as mutually determined between Seller and Parent, and neither Seller nor Parent will disclose such business terms to third parties without the prior written consent of the other party, which shall not be unreasonably withheld.

8.2 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Seller, Parent and Purchaser shall use their respective reasonable commercial efforts to (a) make all necessary filings with respect to the Transaction and this Agreement under applicable federal, foreign, state or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) make premerger notification or other appropriate filings with Governmental Entities and obtain required approvals and clearances with respect thereto and promptly supply all additional information or documentation requested in connection therewith, (c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of the Transaction Agreements and the consummation of the Transaction and (d) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

8.3 Further Assurances.

(a) Seller shall, from time to time at the request of Parent or Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Sections 2.1 and 9.3 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Seller shall use its reasonable commercial efforts to obtain for Purchaser any and all consents of third parties, as required under Section 6.34 which Seller has not obtained as of the Closing Date.

(b) Purchaser shall, from time to time at the request of Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other actions, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities. In addition, Purchaser shall, as soon as practicable following the Closing Date, send to each vendor under an Assumed Contract a written notice of the assignment to Purchaser of Seller’s obligation under such Assumed Contract, which notice shall request such vendor’s agreement to look solely to Purchaser for payment or performance of such Assumed Contract and to release Seller from all obligations thereunder.

8.4 Publicity. Parent and Seller understand that each of Parent and Seller is a public corporation with disclosure responsibilities under applicable federal and international securities laws. Parent acknowledges and understands that Seller has numerous customers, suppliers and other persons with whom it does business, and employees, whose relationship with it might be materially affected by an announcement with respect to this proposed transaction. Parent and Seller mutually agree that no public announcement, press release or other publicity with respect to the transaction contemplated hereby will be made without prior consultation with the other and their respective counsel, except as either party and its counsel in good faith conclude is required under federal or international securities laws.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein.

(b) Permits, Authorizations and Approvals. All permits, authorizations, approvals and orders required to be obtained from Governmental Entities in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law shall have been obtained and shall be in full force and effect at the Closing Date.

(c) No Litigation. There shall be no litigation pending or threatened by any Governmental Entity in which (i) an injunction is or may be sought against the transactions contemplated herein or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the board of directors of either Parent or Seller (relying on the advice of their respective legal counsel), such Governmental Entity has the probability of prevailing and such relief would have a Material Adverse Effect upon such party.

9.2 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. All of the representations and warranties of Parent and Purchaser set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, and each of Parent and Purchaser shall have delivered to Seller a certificate (the “Purchaser Compliance Certificate”) to such effect dated as of the Closing Date and signed by the Chief Executive Officer of Parent and Purchaser, respectively.

(b) Performance. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by each of Parent and Purchaser, as applicable, at or prior to the Closing shall have been duly complied with and performed in all material respects, and Parent and Purchaser shall have delivered to Seller the Purchaser Compliance Certificate to such effect.

(c) Cash Payment. Parent and Purchaser shall have delivered the Cash Payment to Seller in accordance with Section 2.6 hereof.

(d) Ancillary Agreements. Each of Parent and Purchaser shall have executed and delivered to Seller each of the Ancillary Agreements.

(e) Parent and Purchaser’s Closing Deliverables. At the Closing, Parent and Purchaser will deliver to Seller the following items:

(i) the Cash Payment;

(ii) the Purchaser Compliance Certificate in accordance with Section 9.2(a) and (b) hereof;

(iii) copies of the Ancillary Agreements executed by Parent or Purchaser, as applicable;

(iv) a certificate, signed by the Secretary of Parent and Purchaser, as applicable, respectively, certifying as to and accuracy of, and attaching copies of, Parent’s and Purchaser’s respective charter documents and all board of directors resolutions adopted in connection with the Transaction, of Parent and Purchaser, as applicable, respectively; and

(v) all other documents required to be delivered to Seller under this Agreement.

(f) Material Adverse Change. There shall have been no Material Adverse Change relating to or affecting Parent or Purchaser such that (i) Parent is unable to close the Financing immediately prior to the Closing, or (ii) Purchaser will be unable to operate the Business following the Closing.

(g) Voting Agreement. Parent and Purchaser shall have delivered to Seller the Voting Agreement, duly executed by each of Lorne Abony, Andrew Rivkin and Stampee Technologies Inc., in substantially the form of Exhibit E.

(h) Real Estate Sublease. Seller and Purchaser shall have entered into an agreement providing for the sublease by Purchaser of the Premises on substantially the same terms contained in the Real Property Lease and in a form reasonably satisfactory to Parent and Seller.

(i) License Agreement. Seller and Purchaser shall have entered into a license agreement under which Purchaser (a) grants Seller a limited, non-exclusive, non-transferable license to use certain Software Games, in object code form only, solely on Seller’s free play gaming sites for a period to be mutually agreed between the parties, and (b) agrees to operate the “Skilled Gaming Channel” for Seller under that certain Interactive Marketing and Content Distribution Agreement between Seller and Sharman Networks, Ltd., in a form reasonably satisfactory to Parent and Seller.

9.3 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Parent and Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. All the representations and warranties of Seller set forth in ARTICLE IV hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, and each of eUniverse and GameUniverse shall have delivered to each of Parent and Purchaser a certificate (collectively, the “Seller Compliance Certificates”) to such effect dated as of the Closing Date and signed by the Chief Executive Officer of eUniverse and GameUniverse, respectively.

(b) Performance. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed in all material respects, and Seller shall have delivered to each of Parent and Purchaser the Seller Compliance Certificates to such effect.

(c) Required Consents. Any and all required consents from third parties to the Assumed Contracts set forth on Schedule 6.4 shall have been obtained, and evidence thereof satisfactory to Parent and Purchaser shall have been delivered to Parent and Purchaser.

(d) Releases. Each of 550 Digital Media Ventures, Inc. (formerly known as New Technology Holdings, Inc.) and VP Alpha Holdings IV, L.L.C., along with any other holder of an Encumbrance that is not Permitted Encumbrance, shall have filed appropriate terminations of financial statements to the extent necessary to release any Encumbrances on any of the Assets in favor of any such Persons.

(e) Termination of eUniverse Obligations and Release Regarding Asset Purchase Agreement. eUniverse and Vizx Corporation shall have agreed to terminate eUniverse’s obligations under that certain Asset Purchase Agreement, dated as of November 20, 2001, by and between eUniverse and Vizx Corporation, and Vizx Corporation shall have executed a general release of claims with respect thereto.

(f) Material Adverse Change. There shall have been no Material Adverse Change relating to or affecting the Business.

(g) Shareholder Approval. The resolutions contained in the EGM Circular shall have been approved by the shareholders of Parent by the requisite vote under applicable law.

(h) Financing. Immediately prior to the Closing, Parent shall have received the proceeds of the Financing in an amount not less than $8,000,000.

(i) Transition Services Agreement. Seller and Purchaser shall have entered into a Transition Services Agreement relating to merchant account transactions, accounting services and data services and network infrastructure, as more particularly set out on Exhibit F, in a form reasonably satisfactory to Parent and Seller.

(j) Advertising Insertion Order Form. Seller and Purchaser shall have entered into an Advertising Insertion Order Form in a form reasonably satisfactory to Parent and Seller.

(k) Real Estate Sublease. Seller and Purchaser shall have entered into an agreement providing for the sublease by Purchaser of the Premises on substantially the same terms as those contained in the Real Property Lease and in a form reasonably satisfactory to Parent and Seller.

(l) Escrow Agreement. Seller shall have executed and delivered to each of Parent and Purchaser, as applicable, the Escrow Agreement in a form reasonably satisfactory to Parent and Seller.

(m) Patent Assignments. Seller shall have delivered to Parent, in a form reasonably satisfactory to Parent, (i) a patent assignment agreement executed by each of Justin Beckett and Dorika Mamboleo which assigns all right, title and interest in and to U.S. Patent Application Serial No. 09/818,809 to eUniverse, and (ii) a patent assignment agreement executed by Justin Beckett which assigns all right, title and interest in and to U.S. Patent Application Serial No. 10/035,887 to eUniverse, and both of such assignments shall have been notarized and recorded at the PTO.

(n) Seller’s Closing Deliverables. At the Closing, Seller will deliver to Parent and Purchaser the following items:

(i) all Business Records;

(ii) the Seller Compliance Certificate in accordance with Section 9.3(a) and (b) hereof;

(iii) all required consents from third parties to the Assumed Contracts set forth on Schedule 6.4 in accordance with Section 9.3(c) hereof;

(iv) executed copies of the Ancillary Agreements and any other assignments, bills of sale, assumptions of contracts, conveyances and instruments of sale and/or transfer, in form and substance reasonably satisfactory to counsel to Parent and Purchaser as shall be legally sufficient to vest in Parent and Purchaser, as applicable, good and marketable title to the Assets (including the Assumed Contracts), executed by Seller;

(v) a certificate from each of eUniverse and GameUniverse, signed by the Secretary of each such respective entity, certifying as to the truth and accuracy of, and attaching copies of, the respective entity’s charter documents and board of directors and, in the case of GameUniverse, stockholder resolutions adopted in connection with the Transaction;

(vi) all other documents required to be delivered to Parent and/or Purchaser, as applicable, under the provisions of this Agreement.

ARTICLE X

POST-CLOSING MATTERS

10.1 Employees.

(a) Seller’s Obligations and Liabilities.

(i) Seller shall be solely responsible for filing all tax returns with respect to its employment of any Business Employee currently employed in the Business through the Closing Date.

(ii) Seller shall be solely liable for and obligated to pay, and shall indemnify and hold Parent and Purchaser and any Affiliates thereof harmless from, any and all liabilities with respect to Seller’s termination of employment of any Business Employee currently employed in the Business on or before the Closing Date.

(iii) Seller shall be responsible for any liability for claims filed with respect to any Business Employee currently employed in the Business eligible for coverage, reimbursement and/or benefits under the terms of any of the Seller Employee Plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with Seller on or before the Closing Date or (B) arose out of Seller’s termination of such employee’s employment on or before the Closing Date. Additionally, Seller shall be responsible for any liability for accrued benefits under Seller Employee Plans with respect to any Business Employee employed in the Business on the Closing Date who, as a result of employment with Seller on or before the Closing Date, was a participant in any of the Seller Employee Plans.

(b) No Rights Conferred Upon Employees. The parties hereby acknowledge that neither Parent nor Purchaser is not under any obligation to employ any current or future employee of Seller or any Affiliate thereof. Further, nothing in this Agreement shall confer any rights or remedies under this Agreement on any employee.

10.2 Access to Business Records. From and after the Closing Date, each party shall afford the other access to all pre-closing Business Records and other information acquired or retained by it pursuant hereto, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies. Each of Parent, Purchaser and Seller shall use reasonable care to maintain the confidentiality of the Business Records in the possession of such party pursuant to the terms and subject to the conditions set forth in Section 8.1 herein.

10.3 Tax Liability.

(a) Except as set forth herein, Seller shall pay all Taxes arising from or relating to the transactions contemplated in this Agreement (the “Transaction Taxes”). If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate or other certificate or document of exemption is required to reduce or eliminate the Transaction Taxes, Parent and/or Purchaser, as applicable, will promptly furnish such certificate or document to Seller and Parent and/or Purchaser will cooperate with Seller to allow Seller to obtain such reduction or exemption from Transaction Taxes.

(b) All ad valorem, property (whether real or personal) and similar taxes (“Property Taxes”) with respect to the Assets for any tax period in which the Closing Date occurs shall be prorated between the Parent and Purchaser, as applicable, and the Seller, with the Seller economically responsible for the Property Taxes for the portion of the tax year prior to and including the Closing Date. Seller shall be responsible for the preparation and filing of any tax returns or reports related to the Assets that are required to be filed on or before the Closing Date. Seller shall be responsible for all taxes imposed on or with respect to the Assets that are attributable to any whole or partial taxable period ending on or before the Closing Date. Parent and Purchaser, as applicable, with the cooperation of Seller, shall be responsible for the preparation and filing of all other tax returns or reports related to the Assets. Parent and Purchaser, as applicable, and Seller shall cooperate with each other and use commercially reasonable efforts to minimize the Transaction Taxes.

10.4 Pro Rations. The following pro rations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to and including the Closing Date and Purchaser and Parent liable to the extent such items relate to periods beginning subsequent to the Closing Date:

(a) Rents, additional rents and other items payable by Seller under the Real Property Leases.

(b) The amount of rents and charges for sewer, water, telephone, electricity and other utilities relating to the real property subject to the Real Property Leases.

(c) All other items normally adjusted in connection with similar transactions.

(d) Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate tax rate is fixed, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation.

10.5 Group Health Plans. Seller acknowledges that it will be responsible for providing COBRA notices and applicable COBRA coverage for those Business Employees employed in the Business as of the Closing to the extent required by the Department of Treasury regulation Section 54.4980B-9).

ARTICLE XI

TERMINATION OF AGREEMENT.

11.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent and Seller;

(b) by Seller if Parent has not obtained subscription agreements from investors in the Financing which aggregate at least $8,000,000 on or before July 30, 2004 (unless the failure to consummate the Financing is attributable to a failure on the part of Seller to perform any material obligation required to be performed by such party at or prior to the Closing);

(c) by either Parent or Seller if the Closing shall not have occurred by July 30, 2004 (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

(d) by either Parent or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

(e) by Parent (i) if any of Seller’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, any update of or modification to Seller Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if (A) any of Seller’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.3(a) would not be satisfied and (B) such inaccuracy has not been cured by Seller within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of Seller’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 9.3(b) would not be satisfied;

(f) by Seller (i) if any of Parent or Purchaser’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if (A) any of Parent or Purchaser’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.2(a) would not be satisfied and (B) such inaccuracy has not been cured by Parent or Purchaser within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent or Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2(b) would not be satisfied;

(g) by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Business; or

(h) by Seller if, since the date of this Agreement, there shall have occurred a Material Adverse Effect relating to or affecting Parent or Purchaser such that (i) Parent is unable to close the Financing immediately prior to the Closing, or (ii) Purchaser will be unable to operate the Business following the Closing.

11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 11.2, Section 11.3 and ARTICLE XIV shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement existing at the time of such termination, and Seller or Parent and/or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

11.3 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1 Survival of Representations and Warranties.

(a) The representations and warranties made by Seller, Parent or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to closing.

(b) The representations and warranties made by Seller, Parent or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect (each such date below an “Expiration Date”):

(i) Indefinitely in the case of representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 5.1 and 5.2;

(ii) Until the third anniversary of the Closing Date in the case of the representations and warranties in Sections 4.11, 4.20 and 4.21; or

(iii) Until the second anniversary of the Closing Date in the case of representations and warranties that are not specified in sub-paragraphs (i) and (ii) above.

(c) The respective obligations of eUniverse to indemnify members of the Purchaser Group (as defined below) and Parent and Purchaser to indemnify members of the Seller Group (as defined below) for any Indemnifiable Losses (as defined below) is subject to the condition that the Indemnifying Party (as defined below) shall have received an Indemnity Notice (as defined below) regarding the Indemnification Claim (as defined in Section 12.2(c)) for all Indemnifiable Losses for which indemnity is sought (A) as soon as practicable following the time at which the Indemnified Party discovered or reasonably should have discovered such Indemnification Claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event, on or before the applicable Expiration Date. Each Indemnified Party (as defined below) shall act in good faith and in a commercially reasonable manner to mitigate any Losses they may suffer.

12.2 Mutual Indemnification.

(a) Subject to the terms and conditions of this ARTICLE XII, eUniverse agrees to indemnify, defend and hold harmless Parent, Purchaser, their officers, directors, employees, attorneys, all subsidiaries and affiliates of Parent and Purchaser, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the “Purchaser Group”) from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Parent, Purchaser and/or any other member of the Purchaser Group by reason of, resulting from, based upon or arising out of any of the following (collectively, “Parent’s Indemnifiable Losses”):

(i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Seller contained in or made pursuant to this Agreement or any certificate, schedule or exhibit delivered by Seller in connection with this Agreement;

(ii) the breach or nonperformance of any covenant or agreement of Seller contained in or made pursuant to the Transaction Agreements;

(iii) any Excluded Liability; or

(iv) Losses resulting from Seller’s failure to obtain and deliver to Parent the consents set forth on Schedule 6.4.

(b) Subject to the terms and conditions of this ARTICLE XII, Parent and Purchaser, jointly and severally, agree to indemnify, defend and hold harmless eUniverse, GameUniverse, their respective officers, directors, employees, attorneys, all subsidiaries and affiliates of eUniverse and GameUniverse, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the “Seller Group”) from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by eUniverse, GameUniverse and/or any other member of the Seller Group by reason of, resulting from, based upon or arising out of any of the following (collectively, “Seller’s Indemnifiable Losses”)(Purchaser’s Indemnifiable Losses and Seller’s Indemnifiable Losses, collectively, the “Indemnifiable Losses”):

(i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Parent or Purchaser contained in or made pursuant to this Agreement or any certificate, schedule or exhibit delivered by Parent or Purchaser in connection with this Agreement;

(ii) the breach or nonperformance of any covenant or agreement of Parent or Purchaser contained in or made pursuant to the Transaction Agreements; or

(iii) any Assumed Liability.

(c) Subject to Section 12.2(d), no amounts of indemnity shall be payable as a result of any claim in respect of a Indemnifiable Loss under paragraphs 12.2(a) or (b) (an “Indemnification Claim”):

(i) In the case of an Indemnification Claim by a member of the Purchaser Group or the Seller Group, as the case may be (the “Indemnified Party”), with respect to Indemnifiable Losses arising under Sections 12.2(a)(i), 12.2(a)(ii), 12(a)(iv), 12.2(b)(i) or 12.2(b)(ii), unless and until the aggregate amount of all Indemnifiable Losses under all such individual Indemnification Claims by such Indemnified Party shall exceed $50,000 (the

“Indemnification Floor”); provided, however, that if the aggregate amount of Indemnifiable Losses for the Indemnified Party in respect of such Indemnification Claims shall exceed the Indemnification Floor, the party obligated to provide indemnification to the Indemnified Party pursuant to this Section 12.2 with respect to such Indemnification Claims (the “Indemnifying Party”) shall indemnify the Indemnified Party for all Indemnifiable Losses in respect of such Indemnification Claims without regard to the Indemnification Floor, subject to the further limitations set forth in this ARTICLE XII;

(ii) In the case of an Indemnification Claim by an Indemnified Party, to the extent that the indemnification obligations of the Indemnifying Party under this Section 12 would exceed one million dollars ($1,000,000) in the aggregate; or

(iii) With respect to a Loss resulting from a misrepresentation or breach of warranty as to which such party shall make disclosure to the Indemnified Party by written notice prior to the Closing, setting forth in reasonable detail the specific facts and circumstances pertaining thereto as promptly as practicable following such occurrence, provided that as to a misrepresentation or breach of warranty arising from facts occurring prior to the date of this Agreement, the party making such disclosure shall not have had knowledge of such misrepresentation or breach of warranty as of the date of the Agreement, and the Indemnified Party elects to close the transaction after receipt of such notice.

provided, that the limitations in this Section 12.2(c) shall not apply to any Losses arising from the breach of Sections 4.16 or 5.6 hereof.

(d) Notwithstanding the above, nothing contained in this ARTICLE XII shall limit in any manner any remedy at law or in equity to which an Indemnified Party shall be entitled against an Indemnifying Party, (i) as a result of fraud or intentional misrepresentation by the Indemnifying Party, or any of its representatives or agents, (ii) any willful breach of any covenant or agreement contained in the Transaction Agreements, (iii) any breach of the agreements of Seller in Section 6.10, (iv) any breach of the agreements in Section 8.1, (v) an Indemnifying Party’s obligation to indemnify an Indemnified Party for any breach of Seller’s obligations with respect to Excluded Liabilities, Purchaser and Parent’s obligations with respect to Assumed Liabilities and either Seller, Parent or Purchaser’s obligations arising out of the Ancillary Agreements.

12.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 12.2 will be asserted and resolved as follows:

(a) Non-Third Party Claims. In the event any Indemnified Party should have an Indemnification Claim against any Indemnifying Party that does not involve a Third Party Claim (as defined below), the Indemnified Party shall deliver written notification (an “Indemnity Notice”) of a claim for indemnity specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, such undisputed

Indemnifiable Claim in the amount of the Indemnifiable Loss specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.2 and, unless otherwise provided in Section 12.4, the Indemnifying Party shall pay the amount of such Indemnifiable Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will attempt in good faith for sixty (60) days to negotiate a resolution of such dispute. If no agreement can be reached after such good faith negotiation between the parties, such dispute shall be resolved pursuant to Section 12.3(c).

(b) Third Party Claims.

(i) In the event any Indemnified Party should have an Indemnification Claim against any Indemnifying Party that involves a claim which is asserted against or sought to be collected from such Indemnified Party by a Person other than a member of the Seller Group or the Purchaser Group (a “Third Party Claim”), the Indemnified Party shall deliver a written notification (a “Claim Notice”) enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and the claim for indemnification hereunder by such Indemnified Party to the Indemnifying Party under Section 12.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.2.

(ii) The Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted reasonably and in good faith by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. Subject to the foregoing, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the selection of counsel for the Indemnifying Party with respect to the Third Party Claim shall be subject to the reasonable approval of the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.3(b). The Indemnified Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party is given notice by the Indemnified Party of a Third Party Claim, but fails in a reasonable time period to prosecute the Third Party Claim, then the Indemnified Party will have the right, at the sole cost and expense of the Indemnifying Party, to assume the defense of the Third Party Claim by all appropriate proceedings, so long as the Indemnified Party proceeds with such defense reasonably and in good faith, and the Third Party Claim may be settled or comprised at the discretion of the Indemnified Party with the consent of the Indemnifying Party and its legal counsel, which consent will not be unreasonably withheld. If requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnified Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting hereunder. The Indemnifying Party may participate in any defense or settlement by the Indemnified Party pursuant to this Section 12.3(b), at the cost and expense of the Indemnifying Party.

(iv) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.2, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 12.2 and, unless otherwise provided in Section 12.4, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith for sixty (60) days to negotiate a resolution of such dispute. If no agreement can be reached after such good faith negotiation between the parties, such dispute shall be resolved pursuant to Section 12.3(c).

(c) Resolution of Disputed Claims. If no agreement with respect to an Indemnification Claim with respect to which Indemnifying Party has timely disputed its liability (a “Disputed Claim”) pursuant to either Section 12.3(a) or (b)(iv) can be reached after good faith negotiation between the parties, either party may, by written notice to the other, demand arbitration of the matter unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and eUniverse shall agree on the arbitrator, provided that if Parent and eUniverse cannot agree on such arbitrator, either Parent or eUniverse can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, including Parent’s Right of Offset pursuant to Section 12.4, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any Indemnification Claim shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in ARTICLE XII hereof, the parties shall be entitled to act in accordance with such decision. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 12.3(c), in any arbitration hereunder in which any Indemnification Claim or the amount thereof is at issue, the Indemnified Party shall be deemed to be the non-prevailing party unless the arbitrators award the Indemnified Party more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Indemnifying Party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

12.4 Right of Offset. In the event of an Indemnification Claim made reasonably and in good faith by the Purchaser Group pursuant to Section 12.3, Parent shall have the right to deduct the aggregate amount of such Indemnification Claim from any Earn-Out Payments otherwise due to eUniverse pursuant to Section 2.6 hereof (the “Right of Offset”), subject to the resolution of any disputes with respect thereto. In the event of an Indemnification Claim which respect to which Indemnifying Party did not timely dispute its liability (an “Undisputed Claim”) by the Purchaser Group, Parent shall have the right to exercise the Right of Offset immediately following the determination that such claim is an Undisputed Claim under Section 12.3. In the event of a Disputed Claim by the Purchaser Group, Parent shall have the right to deposit the aggregate amount of such Disputed Claim (the “Deducted Amount”) with a commercial bank selected by Parent (with the reasonable consent of eUniverse) as escrow agent (an “Offset Escrow Agent”), such deposit to be governed by the terms set forth herein and in an escrow agreement to be delivered by the parties, pending resolution of such Disputed Claim pursuant to Sections 12.2 and 12.3. Upon the final resolution of any such Disputed Claim under Sections 12.2 and 12.3, (a) the parties shall deliver to the Offset Escrow Agent either a memorandum setting forth such resolution prepared and signed by both parties or, if the Disputed Claim was resolved pursuant to Section 12.3, the written decision of the arbitrator, and (b) Parent shall, to the extent such Disputed Claim was deemed a liability of the Seller Group, have the right to offset the full amount of the Disputed Claim deemed to be a liability from the Deducted Amount and shall deliver to the Offset Escrow Agent and to eUniverse notification of whether it elects to exercise such right. The Offset Escrow Agent shall be entitled to rely on any such memorandum or written decision and, if the Parent elects to exercise its Right of Offset hereunder, shall deliver to Parent out of the escrow, as promptly as practicable, the Deducted Amount, together with any interest earned thereon; provided that the Offset Escrow Agent shall, to the extent of any balance of any Deducted Amount remaining following the satisfaction of the Disputed Claim so allowed, or upon the determination that such Disputed Claim is not allowed, promptly deliver to eUniverse out of the escrow the balance of any Deducted Amount, together with interest earned thereon. In addition, Parent shall deliver to eUniverse an additional amount equal to interest on the Deducted Amount for the period in which the Deducted Amount has been held in escrow, at the prime interest rate charged by the Federal Reserve Bank, San Francisco Branch as reported in the Wall Street Journal on the first day of the month in which the Disputed Claim is not allowed, to eUniverse. Notwithstanding the above, in the event of an Indemnification Claim that is determined to be a liability of eUniverse, Parent shall have the right (A) to the extent necessary to satisfy such Indemnification Claim to, further offset the balance due on such Indemnification Claim from any future Earn-Out Payments otherwise owing to eUniverse under Section 2.6, and (B) to proceed to collect any such Indemnification Claim directly from eUniverse without regard to Parent’s Right of Offset hereunder.

12.5 Exclusivity. After the Closing, the rights pursuant to ARTICLE XII shall provide the exclusive remedies at law for the Purchaser Group or the Seller Group, respectively, for or made pursuant to, Parent’s Indemnifiable Losses or Seller’s Indemnifiable Losses, respectively, provided that nothing herein shall limit either parties’ rights or remedies in equity, and provided further that nothing in Article XII shall limit the Purchaser Group’s rights to indemnification under Article XIII.

ARTICLE XIII

[**] INDEMNITY

13.1 [**] Indemnification.

(a) Subject to the terms and conditions of this ARTICLE XIII, eUniverse agrees to indemnify, defend and hold harmless the members of the Purchaser Group from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Parent, Purchaser and/or any other member of the Purchaser Group by reason of, resulting from, based upon or arising out any Losses resulting from the ‘[**] (“Indemnifiable [**] Losses”).

(b) No amounts of indemnity shall be payable as a result of any claim in respect of an Indemnifiable [**] Loss to a [**] Indemnification Claim (as defined in Section 13.4(a)) made after the [**] anniversary of the Closing Date or to the extent that the indemnification obligation would exceed [**] in the aggregate. The obligation of eUniverse to indemnify members of the Purchaser Group for any Indemnification [**] Loss is subject to the condition that eUniverse shall have received a [**] Claim (as defined below) regarding a [**] Indemnification Claim for all Indemnification [**] Losses for which indemnity is sought (i) as soon as possible following the time at which the Parent or Purchaser discovered or reasonably should have discovered such [**] Indemnification Claim (except to the extent eUniverse is not prejudice by any delay in the delivery of such Notices) and (ii) in any event before the [**] anniversary of the Closing Date.

(c) In the event that (i) an [**] is issued by a court of competent jurisdiction against Parent or any of its Affiliates in connection with a finding of [**] of the ‘[**] by any member of the Purchaser Group due to the conduct of [**] in substantially the manner conducted by the Business as of the Closing and pursuant to which Parent or any of its Affiliates are prohibited from conducting [**], and Parent elects to discontinue the business of [**] within sixty (60) days following the issuance of such order, and/or (ii) a court of competent jurisdiction awards damages, in connection with a finding of [**] of the ‘[**] by any member of the Purchaser Group, in an amount equal to [**] of the future adjusted gross revenues to be recognized by Parent from the business of [**] and Parent elects to discontinue the business of [**] within sixty (60) days following the issuance of such order of damages, then in any such case Seller shall be required to transmit to Parent by wire transfer to an account identified by Parent a cash payment equal to (A) Eight Million Dollars ($8,000,000) less (B)(i) any amounts previously paid to any member of the Purchaser Group under this Article XIII and (ii) any net income earned from the operations or the Business through the date of the discontinuation in the United States by any member of the Purchaser Group within ten (10) business days after written notice by Parent to Seller of any of such events, describing the event and requesting such payment.

13.2 Escrow Fund. At the Closing, $1,000,000 shall be deposited with a commercial bank selected by Parent with the reasonable consent of eUniverse) as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement to be delivered at Closing by the parties.

13.3 Escrow Period; Release From Escrow.

(a) The Escrow Period shall terminate one (1) year after the Closing (the “Termination Date”); provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Parent, subject to the objection of eUniverse and the subsequent arbitration of the matter in the manner provided in Section 13.5 hereof, is necessary to satisfy any unsatisfied [**] Indemnification Claims (as defined below) specified in any [**] Notice (as defined in Section 13.4(a)) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such [**] Indemnification Claims have been resolved, and provided further that the Escrow Period shall terminate earlier upon (i) the entry of a final nonappealable order, judgment or reexamination certificate by the applicable agency or court having jurisdiction over the ‘[**], holding that all of the claims of the ‘[**] are invalid and/or unenforceable or that the Business as conducted at the Closing does not [**] the ‘[**] or (ii) the execution and delivery of a [**] in favor of the Purchaser Group relating to the ‘[**], resulting in the final release of claims and resolution of all Indemnifiable [**] Losses against the Purchaser Group, such that no other claim may be brought against the Purchaser Group under the ‘[**] (either due to a [**]) based upon [**] of the ‘[**] by the Business as conducted as of the Closing to the extent of any portion of the Escrow Fund in excess of the amounts required to fund any payments under such [**].

(b) Within three (3) business days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to eUniverse the Escrow Fund less the dollar amount equal to (A) any portion of the Escrow Fund delivered to Parent in accordance with Section 13.4(d) in satisfaction of [**] Indemnification Claims by Parent, Purchaser and/or any other member of the Purchaser Group (collectively, “[**] Indemnitee”) and (B) any portion of the Escrow Fund subject to delivery to [**] Indemnitee in accordance with Section 13.5 with respect to any pending but unresolved [**] Indemnification Claims of [**] Indemnitee. Any portion of the Escrow Fund held as a result of clause (B) shall be released to eUniverse or released to Parent, Purchaser and/or any other member of the Purchaser Group (as appropriate) promptly upon resolution of each specific [**] Indemnification Claim involved.

(c) The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund contemplated by this Agreement.

13.4 Method of Asserting Claims.

(a) In the event that a [**] Indemnitee should have a claim in respect of an Indemnifiable [**] Loss under paragraph 13.1 (a “[**] Indemnification Claim”) that involves a claim which is asserted against or sought to be collected from such [**] Indemnitee (a “[**] Claim”), the [**] Indemnitee shall deliver a written notification enclosing a copy of all papers served, if any, and specifying the nature of and basis for the [**] Claim and the [**]

Indemnification Claim by such [**] Indemnitee to eUniverse under Section 13.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such [**] Indemnification Claim with reasonable promptness to eUniverse and, if applicable, the Escrow Agent (a “[**] Notice”). eUniverse will notify the [**] Indemnitee and, if applicable, the Escrow Agent, as soon as practicable within the Dispute Period whether eUniverse disputes its liability to the [**] Indemnitee under Section 13.1.

(b) [**] Indemnitee will have the right to defend, at the sole cost and expense of eUniverse, such [**] Claim by all appropriate proceedings, which proceedings will be prosecuted reasonably and in good faith by the [**] Indemnitee to a final conclusion or will be settled at the discretion of the [**] Indemnitee with the consent of eUniverse, which consent shall not be unreasonably withheld. Subject to the foregoing, the [**] Indemnitee will have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the selection of counsel by the [**] Indemnitee with respect to the [**] Claim shall be subject to the approval of eUniverse, such approval not to be unreasonably withheld. If requested by the [**] Indemnitee, eUniverse will, at the sole cost and expense of eUniverse, provide reasonable cooperation to the [**] Indemnitee in contesting any [**] Claim that the [**] Indemnitee elects to contest. eUniverse may participate in, but not control, any defense or settlement of any [**] Claim controlled by the [**] Indemnitee pursuant to this Section 13.4(b). eUniverse will bear its own costs and expenses with respect to such participation. In the event that eUniverse has consented to any settlement of a [**] Claim, eUniverse shall have no power or authority to object under Article XIII to the amount of any claim by [**] Indemnitee for indemnity with respect to such settlement.

(c) If the [**] Indemnitee is given notice by eUniverse of a [**] Claim, but fails in a reasonable time period to prosecute the [**] Claim, then eUniverse will have the right, at the sole cost and expense of eUniverse, to assume the defense of the [**] Claim by all appropriate proceedings, so long as eUniverse proceeds with such defense reasonably and in good faith and the [**] Claim may be settled or comprised at the discretion of eUniverse with the consent of the [**] Indemnitee, which consent will not be unreasonably withheld. If requested by eUniverse, the [**] Indemnitee will, at the sole cost and expense of eUniverse, provide reasonable cooperation to eUniverse and its counsel in contesting any [**] Claim which eUniverse is contesting hereunder. The [**] Indemnitee may participate in any defense or settlement by eUniverse pursuant to this Section 12.3(b), at the cost and expense of eUniverse.

(d) If eUniverse notifies the [**] Indemnitee and, if applicable, the Escrow Agent, that it does not dispute its liability to the [**] Indemnitee with respect to the [**] Claim under Section 13.1, or fails to notify the [**] Indemnitee and, if applicable, the Escrow Agent, within the Dispute Period whether eUniverse disputes its liability to the [**] Indemnitee with respect to such [**] Claim (in either case, an “Undisputed [**] Claim”), the Loss in the amount specified in the [**] Notice will be conclusively deemed a liability of eUniverse under Section 13.1 and either (i) if the [**] Indemnification Claim was made after the Termination Date, unless otherwise provided in Section 13.6, eUniverse shall pay the amount of such Loss to the Indemnified Party on demand, or (ii) if the [**] Indemnification Claim was made prior to the Termination Date, the Escrow Agent shall deliver to the [**] Indemnitee out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund having a value equal to such Loss. If eUniverse has timely disputed its liability with respect to a [**] Indemnification Claim (a

“Disputed [**] Claim”), eUniverse and the [**] Indemnitee will proceed in good faith for sixty (60) days to negotiate a resolution of such dispute. If the [**] Indemnification Claim was made prior to the Termination Date and eUniverse and the [**] Indemnitee should agree on a resolution of such dispute within such period, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof. If no agreement regarding a disputed [**] Indemnification Claim can be reached after such good faith negotiation between the parties, such dispute shall be resolved pursuant to Section 13.5.

13.5 Resolution of Disputed Claims. Upon a failure to reach an agreement with respect to a Disputed [**] Claim between the parties pursuant to Section 13.4, either party may, by written notice to the other, demand arbitration of the matter unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Parent and eUniverse shall agree on the arbitrator, provided that if Parent and eUniverse cannot agree on such arbitrator, either Parent or eUniverse can request that JAMS select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall Rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, including Parent’s [**] Right of Offset pursuant to Section 13.6, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any [**] Indemnification Claim shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in ARTICLE XIII hereof, the parties shall be entitled to act in accordance with such decision Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 13.5, in any arbitration hereunder in which any [**] Indemnification Claim or the amount thereof is at issue, the [**] Indemnitee shall be deemed to be the Non-Prevailing Party unless the arbitrators award the [**] Indemnitee more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, eUniverse shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

13.6 [**] Right of Offset. In the event of a [**] Indemnification Claim made reasonably and in good faith by a [**] Indemnitee pursuant to Section 13.4 after the Termination Date, Parent shall have the right to deduct the aggregate amount of such [**] Indemnification Claim from any Earn-Out Payments otherwise due to eUniverse pursuant to Section 2.6 hereof

(the “[**] Right of Offset”), subject to the resolution of any disputes with respect thereto. In the event of an Undisputed [**] Claim by the [**] Indemnitee, Parent shall have the right to exercise the [**] Right of Offset immediately following the determination that such claim is an Undisputed [**] Claim under Section 13.4. In the event of a Disputed [**] Claim by the Purchaser Group, Parent shall have the right to deposit the aggregate amount of such Disputed [**] Claim (the “Deducted [**] Amount”) with the Offset Escrow Agent, such despoit to be governed by the terms set forth herein an in th eswcrow agreement to be delivered by the parties pursuant to Section 12.4, pending resolution of such Disputed [**] Claim pursuant to Sections 13.4 and 13.5. Upon the final resolution of any such Disputed [**] Claim under Sections 13.4 and 13.5, (a) the parties shall deliver to the Offset Escrow Agent either a memorandum setting forth such resolution prepared and signed by both parties or, if the Disputed [**] Claim was resolved pursuant to Section 13.5, the written decision of the arbitrator, and (b) Parent shall, to the extent such Disputed [**] Claim was deemed a liability of eUniverse, have the right to offset the full amount of the Disputed [**] Claim deemed to be a liability from the Deducted [**] Amount and shall deliver to the Offset Escrow Agent and to eUnvierse notification of whether it elects to exercise such right. The Offset Escrow Agent shall be entitled to rely upon such memorandum or written decision and, if the Parent elects to exercise its [**] Right of Offset hereunder, shall deliver to Parent out of the escrow, as promptly as practicable, the Deducted [**] Amount, together with any interest earnted thereon; provided that the Offset Escrow Agent shall, to the extent of any balance of any Deducted [**] Amount remaining following the satisfaction of the Disputed [**] Claim so allowed, or upon the determination that such Disputed [**] Claim is not allowed, promptly deliver to eUniverse out of the escrow the balance of any Deducted [**] Amount, together with interest earned thereon. In addition, Parent shall deliver to eUniverse an additional amount equal to interest on the Deducted [**] Amount for the period in which the Deducted [**] Amount has been held in escrow, at the prime interest rate charged by the Federal Reserve Bank, San Francisco Branch as reported in the Wall Steret Journal on the first day of the month in which the Disputed Claim is not allowed, to eUniverse. Notwithstanding the above, in the event of an [**] Indemnification Claim that is determined to be a liability of eUniverse, Parent shall have the right (A) to the extent necessary to satisfy such [**] Indemnification Claim to, further offset the balance due on such [**] Indemnification Claim from any future Earn-Out Payments otherwise owing to eUniverse under Section 2.6, and (B) to proceed to collect any such [**] Indemnification Claim directly from eUniverse without regard to Parent’s [**] Right of Offset hereunder.

13.7 Exclusivity. After the Closing, the rights pursuant to ARTICLE XIII shall provide the exclusive remedies at law for the Purchaser Group, for or made pursuant to, Indemnifiable [**] Losses, provided that nothing herein shall limit either parties’ rights or remedies in equity.

ARTICLE XIV

GENERAL

14.1 Governing Law; Jurisdiction; Venue. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of any of the Transaction Agreements shall be brought and prosecuted exclusively in the United States District Court, Southern District of California (or, in the event such court does not have jurisdiction, the courts of the State of California located in such district), and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of California and the rules of such courts.

14.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Parent may assign its rights under this Agreement (a) to Purchaser or any majority-owned subsidiary of Parent or Purchaser, provided that Parent guarantees the obligations of such subsidiary hereunder or (b) to any successor of Parent through any merger or consolidation, or purchase of all or substantially all of Parent’s stock or all or substantially all of Parent’s assets. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

14.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates referenced herein, and the exhibits thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, without limitation, that certain Letter of Intent between the parties dated May 10, 2004, as amended.

14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

14.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

14.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

14.8 Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

14.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Seller:	eUniverse, Inc. (d/b/a Intermix Media) 6060 Center Drive, Suite 300 Los Angeles, CA 90045 Attention: Chief Executive Officer

Facsimile: (310) 258-2757

with a required copy to:	Fulbright & Jaworski 865 South Figueroa Street Twenty-Ninth Floor Los Angeles, CA 90017-2571 Attention: Jeffrey Keith Biancamano, Esq.

Facsimile: (2130 680-4518

Parent:	CES Software PLC 267 Richmond Street West Toronto ON M5V 3M6 Attention: Chief Executive Officer

Facsimile: (416) 597-2345

with a required copy to:	Gray Cary Ware & Freidenrich LLP 2000 University Avenue East Palo Alto, California 94303-2248 Attention: Diane Holt Frankle, Esq. Facsimile: (650) 833-2001

Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

14.10 Construction and Interpretation of Agreement.

(a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

(b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

(c) As used in this Agreement, any reference to any state of facts, event, change or effect being “material” with respect to any entity means a state of facts that is material to the condition (financial or otherwise), properties, assets (tangible or intangible), liabilities, business or operations of such entity. Whenever the term “enforceable in accordance with its terms” or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor’s rights.

14.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

14.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

14.13 Joint and Several Liability. All obligations of eUniverse and GameUniverse on the one hand, and Purchaser and Parent, on the other hand shall be joint and several.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth next to their signatures below.

Executed on June 30, 2004	CES SOFTWARE PLC., a United Kingdom corporation

	By:	/s/ Lorne Abony

	Title:	President and Chief Executive Officer

Executed on June 30, 2004	SJ ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/ Lorne Abony

	Title:	Secretary and Treasurer

Executed on June 30, 2004	EUNIVERSE, INC. (D/B/A/ INTERMIX MEDIA) a Delaware corporation

	By:	/s/ Richard Rosenblatt

	Title:	Chief Executive Officer

Executed on June 30, 2004	GAMEUNIVERSE, INC. a Delaware corporation

	By:	/s/ Brett Brewer

	Title:	President and Chief Executive Officer